UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
 SCHEDULE 14A
 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
 THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.)

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☒	Definitive Proxy Statement

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Custom Truck One Source, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CUSTOM TRUCK ONE SOURCE, INC.
7701 Independence Ave
Kansas City, Missouri 64125

April 28, 2026

Dear Custom Truck One Source Stockholder:
On behalf of the Board of Directors and management of Custom Truck One Source, Inc., I invite you to attend remotely the 2026 Annual Meeting of Stockholders (the "Annual Meeting").
The Annual Meeting will be held on Thursday, June 11, 2026 at 9:00 a.m. Eastern Time. It will be conducted via live webcast only, and you will be able to participate online at https://www.virtualshareholdermeeting.com/CTOS2026. You may submit questions during the meeting and will be able to vote your shares electronically. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement include details regarding how to join the Annual Meeting and the business to be conducted at the Annual Meeting.
I hope that you will be able to join the Annual Meeting. If you do not plan to attend, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the Annual Meeting. The accompanying Proxy Statement explains more about voting. Please read it carefully.
We sincerely appreciate your continued support.

Sincerely,

Marshall Heinberg
Chairman of the Board

Custom Truck One Source, Inc. 2026 Proxy Statement | 1

CUSTOM TRUCK ONE SOURCE, INC.
7701 Independence Ave
Kansas City, Missouri 64125
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Eastern Time on Thursday, June 11, 2026

Dear Stockholders of Custom Truck One Source, Inc.:
We cordially invite you to attend the 2026 annual meeting of stockholders (the "Annual Meeting") of Custom Truck One Source, Inc., a Delaware corporation, which will be held on Thursday, June 11, 2026 at 9:00 a.m. Eastern Time, for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect three Class A directors to serve until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified;
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026; and
3.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Annual Meeting will be conducted via live webcast, and you will be able to participate online at https://www.virtualshareholdermeeting.com/CTOS2026. You may submit questions during the meeting and will be able to vote your shares electronically.
Our board of directors has fixed the close of business on April 16, 2026 as the record date for the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder for a period of 10 days prior to the Annual Meeting for a purpose germane to the Annual Meeting at the Company’s offices at 7701 Independence Ave., Kansas City, Missouri 64125. The list of these stockholders will also be available to view during the Annual Meeting for stockholders who attend the meeting. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting. We will first make our proxy statement, proxy card and other proxy materials available to stockholders on or about April 28, 2026. Only stockholders of record on April 16, 2026 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
YOUR VOTE IS IMPORTANT. We urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure that your shares are represented, regardless of whether you plan to attend the Annual Meeting. For additional instructions on voting by the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting electronically and to vote your shares at the Annual Meeting.
We sincerely appreciate your continued support.
By order of the Board of Directors,
Paul M. Jolas
Executive Vice President, General Counsel and Corporate Secretary
Kansas City, Missouri
April 28, 2026

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Table of Contents
(Continued)

Custom Truck One Source, Inc. 2026 Proxy Statement | 4

CUSTOM TRUCK ONE SOURCE, INC.
PROXY STATEMENT
FOR
2026 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors (the "Board") for use at the 2026 annual meeting of stockholders of Custom Truck One Source, Inc., a Delaware corporation ("CTOS" or the "Company"), and any postponements, adjournments or continuations thereof (the "Annual Meeting"). The Annual Meeting will be held on Thursday, June 11, 2026, at 9:00 a.m. Eastern Time via live webcast, and you will be able to participate online at https://www.virtualshareholdermeeting.com/CTOS2026. You may submit questions during the meeting and will be able to vote your shares electronically.
You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
How do I attend the Annual Meeting?
The meeting will be held on Thursday, June 11, 2026, at 9:00 a.m. Eastern Time. The Annual Meeting will be conducted via live webcast, and you will be able to participate online at https://www.virtualshareholdermeeting.com/CTOS2026. Information on how to vote in person at the Annual Meeting is discussed below.
To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
Why is the Annual Meeting Virtual only?
Due to the prevalence and quality of virtual meeting technologies, and our focus on environmental stewardship, this year’s Annual Meeting will be virtual only. Holding the Annual Meeting as a virtual-only meeting allows us to reach the broadest number of stockholders while maintaining our commitment to the environment.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of proxy materials?
The rules of the Securities and Exchange Commission (the "SEC") permit us to furnish proxy materials, including this proxy statement, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. If you have received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the proxy materials unless you specifically request a printed copy. The Notice of Internet Availability of Proxy Materials will instruct you how to access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials will also instruct you how to submit your proxy on the Internet and how to vote by telephone. If you would like to receive a printed or emailed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
Who can vote at the Annual Meeting?
Holders of shares of our common stock as of the close of business on April 16, 2026, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 227,432,821 shares of our common stock issued and outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.
Registered Stockholders
If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as "stockholders of record."
Custom Truck One Source, Inc. 2026 Proxy Statement | 5

Street Name Stockholders
If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in "street name," and your broker, bank or other nominee is considered the stockholder of record with respect to those shares. If you are a beneficial owner of shares held in street name and do not have a 16-digit control number on the Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials, please contact your broker, bank or other nominee well in advance of the Annual Meeting for instructions on how to obtain a 16-digit control number and access the virtual meeting as a "stockholder." Instructions should also be provided on the voting instruction form provided by your broker, bank or other nominee. Without first obtaining your 16-digit control number and logging in as a "stockholder," you will still be able to attend the meeting by logging in as a guest; however, you will not be able to vote your shares or ask questions during the meeting. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as "street name stockholders."
What matters am I voting on?
You will be voting on:
■Proposal No. 1: the election of three Class A directors to serve until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified;
■Proposal No. 2: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026; and
■any other business as may properly come before the Annual Meeting.
How does the Board recommend I vote on these proposals?
Our Board recommends a vote:
■"FOR" the election of each of Paul Bader, Mark D. Ein and David Glatt as a Class A director; and
■"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026.
How many votes are needed for approval of each proposal?
■Proposal No. 1 requires a plurality of the votes cast. "Plurality" means that the nominees who receive the largest number of votes cast "For" such nominees are elected as directors. As a result, any shares not voted "For" a nominee (including "Withhold" votes or broker non-votes) will have no effect on the outcome of the election. You may vote "For" or "Withhold" on each of the nominees for election as a director.
■Proposal No. 2 requires the affirmative vote of a majority of the votes cast (excluding abstentions and broker non-votes). Abstentions will not be considered votes cast for this proposal and will have no effect on the vote for this proposal. This proposal is a "routine" matter for which we do not expect any broker non-votes. Any broker non-votes will not be treated as votes cast and will have no effect on the vote for this proposal.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our bylaws and Delaware law. The presence, in person or by remote communication, or represented by proxy, of a majority in voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
■by completing and mailing your proxy card (if you received printed proxy materials);
■by telephone: 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 10, 2026 (use any touch-tone telephone to transmit your voting instructions and have your proxy card with you when you call and follow the instructions);
■by Internet prior to the meeting, at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 10, 2026 (have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form); or
■by Internet during the meeting, at https://www.virtualshareholdermeeting.com/CTOS2026.
Custom Truck One Source, Inc. 2026 Proxy Statement | 6

Even if you plan to join the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
As discussed above, if you are a street name stockholder and do not have a 16-digit control number on the Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials, please contact your broker, bank or other nominee well in advance of the Annual Meeting for instructions on how to obtain a 16-digit control number and access the virtual meeting as a "stockholder." Instructions should also be provided on the voting instruction form provided by your broker, bank or other nominee. Without first obtaining your 16-digit control number and logging in as a "stockholder," you will still be able to attend the meeting by logging in as a guest; however, you will not be able to vote your shares or ask questions during the meeting.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 16, 2026.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote online, by telephone, by completing and mailing a proxy card or by attending and voting virtually at the Annual Meeting, your shares will not be voted.
Street Name Stockholder: Shares Registered in the Name of Broker, Bank or Other Nominee
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole "routine" matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Your broker, bank or other nominee will not have discretion to vote on the other proposal to elect three Class A directors to serve until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified, which is a "non-routine" matter, absent direction from you.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, "For" the election of each of the three nominees for director, and "For" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using the individual’s best judgment. If you are a street name stockholder and you do not vote or give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will have discretion to vote your shares on our sole "routine" matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Your broker, bank or other nominee will not have discretion to vote on the other proposal, which is a "non-routine" matter, absent direction from you.
Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time until 11:59 p.m. Eastern Time on Wednesday, June 10, 2026 by:
■entering a new vote by Internet;
■entering a new vote by telephone;
■completing and returning a later-dated proxy card;
■notifying Paul M. Jolas, Executive Vice President, General Counsel and Corporate Secretary of Custom Truck One Source, Inc., in writing, at Custom Truck One Source, Inc., 7701 Independence Avenue, Kansas City, Missouri 64125; or
You can also change your vote or revoke your proxy by attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, you may change your vote or revoke your proxy any time before the Annual Meeting by following the same procedure above. However, if you do not have a 16-digit control number on the Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials, please contact your broker, bank or other nominee to obtain the 16-digit control number.
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What do I need to do to attend the Annual Meeting?
If you plan to participate in the meeting, you must be a holder of Company shares as of the record date of April 16, 2026.
On the day of the meeting, online check-in will begin at 8:45 a.m., Eastern Time. To join the Annual Meeting online, visit https://www.virtualshareholdermeeting.com/CTOS2026 and log in as a "stockholder" with your 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If you lose your 16-digit control number, you may join as a "guest," but you will not be able to vote or ask questions.
Please allow ample time for online check-in. The online check-in procedures may be delayed.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Our Board has designated Ryan McMonagle and Paul M. Jolas as proxy holders. The shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder when properly dated, executed and returned. If the proxy is duly executed but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks, or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such stockholder may contact us at:
Custom Truck One Source, Inc.
Attention: Investor Relations
7701 Independence Avenue
Kansas City, MO 64125
(816) 723-7906
Street name stockholders may contact their broker, bank or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2027 annual meeting of stockholders, our Secretary
Custom Truck One Source, Inc. 2026 Proxy Statement | 8

must receive the written proposal at our principal executive offices not later than December 29, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Custom Truck One Source, Inc.
Attention: Executive Vice President — General Counsel, Corporate Secretary
7701 Independence Avenue
Kansas City, Missouri 64125
Our bylaws also establish a notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in a notice of meeting given by or at the direction of our Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by our Board or the chairperson of the meeting or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for the 2027 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
–not earlier than February 11, 2027; and
–not later than March 13, 2027.
If we hold the 2027 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Secretary not later than the 90th day prior to such annual meeting, or if later, the 10th day following the day on which public disclosure of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
Our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under the section titled "Stockholder Proposals" for stockholder proposals that are not intended to be included in a proxy statement.
In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In connection with our solicitation of proxies for our 2027 annual meeting of stockholders, we intend to file a proxy statement and WHITE proxy card with the SEC.
Availability of Bylaws
A copy of our bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Custom Truck One Source, Inc. 2026 Proxy Statement | 9

PROPOSAL NO. 1
ELECTION OF CLASS A DIRECTORS
Our Board is currently composed of 10 members. In accordance with our certificate of incorporation, our Board is divided into three staggered classes of directors. At the Annual Meeting, three Class A directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board may have the effect of delaying or preventing changes in the control of the Company.
Nominees
Our Board has approved Paul Bader, Mark D. Ein and David Glatt as nominees for election as a Class A director at the Annual Meeting. If elected, each of them will serve as directors until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified, or, if sooner, until each such director’s earlier death, resignation, or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, please see the section titled "Board of Directors."
If you are a stockholder of record and you sign your proxy card or vote over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted "FOR" the election of each of Paul Bader, Mark D. Ein and David Glatt as a Class A director. We expect that Paul Bader, Mark D. Ein, and David Glatt will each accept such nomination; however, if a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board to fill such vacancy. If you are a street name stockholder and you do not vote or give voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality of the votes cast. Votes withheld or broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
EACH OF THE NOMINEES NAMED ABOVE.

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PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm selected to audit our consolidated financial statements and internal controls over financial reporting. Our Audit Committee has appointed Ernst & Young LLP ("EY"), an independent registered public accounting firm, to audit our consolidated financial statements and the internal controls over financial reporting for our fiscal year ending December 31, 2026. EY has served as the Company’s independent registered public accounting firm since 2021.
Notwithstanding the appointment of EY, and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of the Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Our Audit Committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of EY, our Audit Committee may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to the Company by EY for our fiscal years ended December 31, 2025 and 2024.

	2025	2024
Audit Fees(1)	$2,741,000	$3,420,000
Audit-Related Fees(2)	1,629,000	—
Tax Fees(3)	310,000	61,000
All Other Fees	—	—
Total Fees	$4,680,000	$3,481,000
(1) Audit Fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our independent registered public accounting firm in connection with regulatory filings, including audited financial statements presented in our Annual Report on Form 10-K and financial information included in our Form 10-Q for the respective period.
(2) Audit-Related Fees consist of fees related to registration statements and procedures performed in connection with merger and acquisition activities.
(3) Tax Fees consist of fees for professional services for tax compliance and tax advice. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.
Auditor Independence
In our fiscal years ended December 31, 2025 and 2024, there were no other professional services provided by EY, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of EY.
Audit Committee Pre-Approval Policies and Procedures
Based on the Audit Committee Charter, the Audit Committee or the chair of the Audit Committee must pre-approve any audit and non-audit services provided to the Company by the independent registered public accounting firm, unless the engagement is entered into pursuant to appropriate pre-approval policies established by the Audit Committee or if such service falls within available exceptions under SEC rules. Our Audit Committee has pre-approved all services performed and to be performed by the Company’s independent registered public accounting firm.
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Vote Required
The ratification of the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2026 requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes, if any, will have no effect on the vote for this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM.

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BOARD OF DIRECTORS
Composition of the Board of Directors
Our business and affairs are managed by and under the direction of our Board. Our bylaws provide that, subject to our Amended and Restated Stockholders’ Agreement and our Third Amended and Restated Certificate of Incorporation (the "Charter"), the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
On April 1, 2021, a subsidiary of Nesco Holdings, Inc. ("Nesco") acquired Custom Truck One Source, L.P. ("Custom Truck LP") (the "Acquisition"), and Nesco changed its name to "Custom Truck One Source, Inc." ("we," "our," "us," "CTOS" or "the Company"). In connection with the Acquisition, an affiliate of Platinum Equity, LLC (“Platinum”) made an investment and became the majority stockholder of the Company. Certain affiliates of Capitol Acquisition Management IV LLC and Capitol Acquisition Founder IV LLC ("Capitol") retained their ownership positions in the Company.
In connection with the Acquisition, the Company, Platinum, Capitol and certain other shareholders and members of the Company’s management entered into an Amended and Restated Stockholders’ Agreement, effective upon consummation of the Acquisition, which was further amended and restated on April 14, 2023 (as amended and restated, the "Amended and Restated Stockholders’ Agreement"). The Amended and Restated Stockholders’ Agreement provides that so long as Platinum (together with its affiliates) beneficially owns 50% or more of our common stock issued and outstanding (the "Platinum Director Nomination Threshold"), Platinum has the right to designate up to seven nominees for the election to the Board, three of whom are required to be independent directors. Each Platinum designee director who is not an independent director will have the number of votes as determined in accordance with Article Fifth of the Charter. In addition to the foregoing, so long as Platinum (together with its affiliates) beneficially owns a number of shares of our common stock that is (a) equal to or greater than 30% of the total number of shares of common stock issued and outstanding and (b) greater than the number of shares of common stock owned by any other person or group of affiliated persons (the "Platinum Ownership Threshold"), Platinum also has the right to (i) designate any number of directors described in the second sentence of this paragraph, so long as the total number of votes of all such designees does not exceed the total number of votes constituting a majority of all votes of all directors minus one and (ii) designate up to two additional nominees for election to the Board, each of such designated directors pursuant to (i) or (ii) shall have a number of votes in accordance with Article Fifth of the Charter.
Pursuant to the Amended and Restated Stockholders’ Agreement, Capitol has the right to designate one nominee for the election to our Board so long as it (together with its affiliates) beneficially owns at least 50% of the common stock it held as of the closing of the Acquisition. Additionally, the Chief Executive Officer of the Company shall hold a seat on the Board. Except as set forth above with respect to the Platinum designee directors, each director has one vote in any matter submitted to the Board for its consideration.
Our Board currently consists of 10 directors. In addition to Messrs. McMonagle and Ross, both CTOS employees, Messrs. Bader, Samson, Heinberg, Glatt, Wolf and Ms. Nelson and Vice Admiral Jackson are Platinum nominees, and Mr. Ein is a Capitol nominee.
Terms and Classes of Directors
Our Board is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Messrs. Bader, Ein, and Heinberg, Vice Admiral Jackson, and Ms. Nelson, representing five of our 10 directors, are "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. Pursuant to the Amended and Restated Stockholders’ Agreement and the Charter, Messrs. Samson, Glatt and Wolf are entitled to eight votes on the Board, which votes shall be equally divided among these three directors.

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Biographies
The following table sets forth the names, ages as of April 16, 2026, and certain other information for each of the members of our Board with terms expiring at the Annual Meeting and for each of the continuing members of our Board:

Name	Class	Independent	Age	Director Since	Audit Committee	Compensation Committee	Current Term Expires	Expiration of New Term
Nominees for Director
Paul Bader	A	Yes	67	2021	Chair(F)		2026	2029
Mark D. Ein	A	Yes	61	2019			2026	2029
David Glatt	A	No	49	2021			2026	2029
Continuing Directors
Marshall Heinberg	B	Yes	69	2021	• (F)		2027
Louis Samson	B	No	53	2021			2027
David Wolf	B	No	50	2021		•	2027
Fred Ross	C	No	68	2021			2028
Georgia Nelson	C	Yes	76	2021	•	Chair	2028
Mary Jackson	C	Yes	59	2022	•	•	2028
Ryan McMonagle	C	No	48	2023			2028
(F) Audit Committee Financial Expert
Nominees for Director
Paul Bader
Mr. Bader has served as an adjunct professor at the Leventhal School of Accounting at the University of Southern California since January 2018. He was a partner in the New York office of Ernst & Young LLP until his retirement in 2016. Mr. Bader held several roles at Ernst & Young over the course of his career, including Partner in Charge of the NY International Tax Practice, Managing Partner of the NY Tax Practice, Managing Partner of Metro NY area, Vice Chair of the Americas M&A practice, Americas Private Equity practice and the Americas Director of Strategy. Mr. Bader spent the last seven years of his career at Ernst & Young consulting with digital media companies on their global operations. Mr. Bader currently serves on the board of directors of Interior Logic Group, where he serves as a member of the nominating and governance committee and the compensation committee and as chair of the audit committee. Mr. Bader previously served on the board of directors of PAE Inc., where he served as a member of the nominating and governance committee and the compensation committee and as chair of the audit committee. He has also served on the boards of Carnegie Hall, the Citizens Budget Commission and the American Red Cross. Mr. Bader received his BS in accounting and his MA in taxation from the University of Southern California. Mr. Bader is qualified to serve as a director due to his accounting expertise and significant experience advising public companies on accounting and financial reporting matters.
Mark D. Ein
Mark Ein is an investor, entrepreneur and philanthropist, who has created, acquired, invested in and built a series of growth companies across a diverse set of industries over the course of his 30-year career. During this time, Mr. Ein has been involved in the founding or early stages of eight companies that have been worth over one billion dollars and has led over $5 billion of private equity, venture capital and public company investments.
Mr. Ein is the Chairman and CEO of investment firms Capitol Investment Corp, Leland Investment Corp and Venturehouse Group that create, invest in and build growth businesses in a range of industries. Among the current companies in the portfolios are Lindblad Expeditions (NASDAQ:LIND), a global leader in expedition travel, where he serves as Co-Chairman, and majority-owned Kastle Systems, the country’s leading provider of proptech and security systems for commercial real estate, where he serves as Executive Chairman.
Mr. Ein is also currently a member of the board of Soho House & Co., which became a privately held company in January 2026.
From 2023-2025, Mr. Ein served as Chairman of the President's Export Council.
In July, 2023, Mr. Ein was one of the founding partners that help lead the acquisition of the Washington Commanders NFL franchise.
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Mr. Ein is also the Founder and Owner of MDE Sports, which owns the Mubadala Citi DC Open tennis tournament in Washington, D.C. (the world's first and only combined ATP/WTA 500 tennis tournament) and the Washington City Paper, the renowned local media company serving the Washington, D.C. metropolitan area since 1981. Mr. Ein is also a Partner in the Baltimore Orioles Major League Baseball franchise and the Leeds United Football Club in the Premier League.
A native of the Washington area, he actively supports many community, charitable and cultural organizations and currently serves on the boards of the DC Public Education Fund (as Chairman since 2010, the Fund has raised $250 million of philanthropic support for D.C. Public Schools) and the DC Policy Center (Co-Founder). He previously served on the Board of the United States Tennis Association (USTA) from 2012-2018 (serving as a Vice President of the Board from 2016-2018). Mr. Ein has been a member of the World Economic Forum since 2016, and the Gridiron Club, the oldest and one of the most prestigious journalistic organizations in Washington, DC.
He has won numerous awards, including the Washington Business Hall of Fame, Washington, D.C. Business Leader of the Year from the Chamber of Commerce in 2011 and 2019, Washingtonian of the Year in 2025, the Jefferson Award (the nation’s highest honor for public service), Washington Business Journal Top Corporation for Philanthropy (Small Companies), Washington Business Journal Power 100, Entrepreneur of the Year Awards from Ernst and Young and the National Foundation for Teaching Entrepreneurship (NFTE). In September 2009, Washington, D.C. Mayor Adrian Fenty presented Mr. Ein with the Key to the City, highlighting his Washington Kastle's success on the court and, "for their commitment to the District’s communities and our youth."
Prior to starting his firm, Mr. Ein worked for The Carlyle Group, Brentwood Associates, and Goldman Sachs. He received a B.S. in Economics with a concentration in finance from the Wharton School of the University of Pennsylvania and his M.B.A. from the Harvard Business School.
David Glatt
Mr. Glatt joined Platinum Equity in 2008 and is currently a Managing Director. Mr. Glatt leads a team that is responsible for the structuring and execution of transactions, as well as post-acquisition monitoring and oversight of operational performance at certain portfolio companies. Mr. Glatt currently oversees Platinum’s investments in Jostens and Electro Rent and previously had responsibility for overseeing United Site Services, Hunterstown Power Generation, Maxim Crane, The San Diego Union-Tribune, American Commercial Lines, PBH Marine Group, Nesco and BlueLine Rental. Prior to joining Platinum in 2008, Mr. Glatt worked in the M&A Group at CIBC World Markets in New York. Mr. Glatt received a Bachelor’s degree from the University of Pennsylvania and an MBA from Columbia University.

Continuing Directors
Marshall Heinberg
Mr. Heinberg is the founder of, and since 2012 has served as Managing Director of, MAH Associates, LLC, which provides strategic advisory and consulting services to various companies. Mr. Heinberg serves on the board of directors of the publicly held company ContextLogic Holdings Inc., where he also serves as a member of the audit committee. Mr. Heinberg served as chairman of the board of directors and on the compensation and audit committees of the publicly held company PAE Inc. from February 2020 until its acquisition by Amentum Government Services Holdings LLC in February 2022. Mr. Heinberg also served on the board of directors, including the audit and compensation committees, of the publicly held company ChannelAdvisor from December 2019 until the company was acquired by CommerceHub in November 2022. Mr. Heinberg served as the Chairman of the Transaction Committee for ChannelAdvisor until the company was acquired. Mr. Heinberg began his investment banking career in the corporate finance division of Oppenheimer & Co. Inc., which was acquired by the Canadian Imperial Bank of Commerce, or CIBC, in 1997. He served as head of the investment banking department and as a senior managing director of Oppenheimer from 2008 until 2012, and as the head of U.S. investment banking at CIBC World Markets from 2001 until 2008. Mr. Heinberg serves on the board of directors of Union Carbide Corporation, a subsidiary of The Dow Chemical Company. He was also previously a director of Galmed Pharmaceuticals Limited until June 2022. Mr. Heinberg received a B.S. in economics from the University of Pennsylvania Wharton School of Business and a J.D. from Fordham Law School. The Board believes that Mr. Heinberg’s extensive financial and business knowledge and experience allow him to make valuable contributions to the Board.
Mr. Heinberg was selected to serve on our Board due to his experience in finance and management.
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Louis Samson
Mr. Samson is Co-President at Platinum Equity, where he leads its New York, Greenwich and London-based investment teams, manages the operations of those offices and is a member of Platinum Equity’s Investment Committee. Mr. Samson joined Platinum Equity in 2007. He oversees M&A transactions executed by his teams and, together with Platinum Equity’s Operations Team, also provides oversight to portfolio companies following their acquisition. Prior to joining Platinum Equity, Mr. Samson was a Managing Director in the Mergers & Acquisitions Group at CIBC World Markets, the investment banking subsidiary of the Canadian Imperial Bank of Commerce. Prior to his role at CIBC World Markets, Mr. Samson was a Mergers & Acquisitions attorney at Stikeman Elliott LLP, a Canadian law firm. He has served on the board of directors of GPGI, Inc. (NYSE: GPGI) (formerly CompoSecure, Inc.) since January 2026. Mr. Samson is a graduate of Ottawa University Law School and Le Petit Seminaire de Quebec College. Mr. Samson previously served as director of PAE Inc.
Mr. Samson was selected to serve on our Board due to his experience in finance and management.
David Wolf
Mr. Wolf joined Platinum Equity in 2009 and is a Managing Director and the M&A Finance Lead of the firm’s East Coast deal team. Mr. Wolf is responsible for due diligence, underwriting and execution of acquisition and divestiture transactions out of Platinum Equity’s flagship buyout funds in collaboration with other East Coast deal team leadership. Upon acquisition, Mr. Wolf works closely with acquired companies’ management teams to optimize financial operations. Mr. Wolf held past and holds current roles on the Operating Councils of all investments made out of Platinum Equity’s East Coast deal team since its inception. Prior to joining Platinum Equity, Mr. Wolf held senior roles at Ernst & Young for approximately 10 years in their Transaction Advisory Services practice in Chicago, Miami and New York. At Ernst & Young, Mr. Wolf worked with various leading private equity and corporate clients, advising them on buy and sell side transactions and strategic projects. He is a Certified Public Accountant in the state of Illinois (license currently inactive) and received his Bachelor’s degree in Accountancy from the University of Illinois at Urbana-Champaign.
Mr. Wolf was selected to serve on our Board due to his experience in finance and management.
Fred Ross
Mr. Ross founded Custom Truck & Equipment, LLC ("CTE"), the predecessor to Custom Truck, in 1996 and was actively involved in all aspects of the specialty equipment business, including the entry into new markets and product categories, growing CTE to become one of the leading specialty equipment sales and rental companies. Mr. Ross was the Chief Executive Officer of CTE until affiliates of Blackstone purchased a majority interest in CTE in February 2015, along with several other entities, forming Custom Truck. Mr. Ross served as the Chief Executive Officer of Custom Truck until March 20, 2023, when he assumed the role of Founder. Mr. Ross has been a member of Custom Truck’s board of directors since its acquisition by Blackstone.
Mr. Ross was selected to serve on our Board due to his knowledge of the Company and our business.
Georgia Nelson
Prior to her retirement in June 2019, Ms. Nelson was President and CEO of PTI Resources, LLC, an independent consulting firm, since 2005. Prior to this role, Ms. Nelson retired in 2005 from Edison International, where she had been President of Midwest Generation EME, LLC since 1999 and General Manager of Edison Mission Energy Americas since 2002. Her business responsibilities have included management of regulated and unregulated power operations and a large energy trading subsidiary as well as the construction and operation of power generation projects worldwide. She has had extensive experience in business negotiations, environmental policy matters and human resources. In December 2017, she retired as a director of CH2M Hill Companies Ltd., a privately-held company, where she had served as a director since 2010. In May 2021, she retired as director of TransAlta Corporation, where she had served as a director since 2014. In November 2023, she retired as a director of Sims Metal Management Limited, where she had served as a director since 2014. In April 2024, she retired as a director from Cummins Inc., where she had served as a director since 2004. In September 2024, she retired as a director from Ball Corporation, where she had served as a director since 2006. She serves on the advisory committee of the Kellogg Center for Executive Women at Northwestern University. In November 2012, Ms. Nelson was named to the 2012 National Association of Corporate Directors (NACD) Directorship 100 in recognition of exemplary leadership in the boardroom and promoting the highest standards of corporate governance. Ms. Nelson is an NACD Board Fellow. Ms. Nelson received a Bachelor’s degree from Pepperdine University and an MBA from the University of Southern California.
Ms. Nelson was selected to serve on our Board due to her knowledge of the Company and our business.
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Mary Jackson
Vice Admiral Jackson retired in July 2020 after over three decades of service in the United States Navy. She began her career as a Surface Warfare Officer serving on Navy warships achieving command of USS McFaul (DDG 74), an Arleigh Burke class destroyer. She subsequently went on to command the Navy’s largest Navy base, Naval Station Norfolk, where she was the equivalent of a city manager or mayor for a city with a population of 64,000 people, managing operational and service industries while managing the Navy’s relationship with local agencies, surrounding communities, regulators, and national media. Upon selection as a Flag Officer, she served in Shore Installation Regional and Enterprise level (Navy Installations Command) assignments, ultimately accountable for $7.5 billion and 53,000 personnel, and executed efficient and effective operational, material and personnel programs from facility management, utilities, port and air operations, security, crisis response, and Sailor/family support services (lodging, food services, childcare, fitness) for 71 Navy installations across 10 Regions providing global support to the Navy and Joint forces.
Currently, Vice Admiral Jackson remains engaged through a portfolio of activities, including service as an Independent Director, consulting as an advisor to clients, and supporting several non-profits such as the Surface Navy Association and the United States Naval Academy Foundation. Additionally, she serves on the board of Victory Capital Holdings (NASDAQ: VCTR) and Jacobs Solutions, Inc. (NYSE: J).
Vice Admiral Jackson holds a Bachelor’s Degree in Physics (Oceanography emphasis) from the United States Naval Academy and a Master’s degree in Engineering Management from George Washington University.
Vice Admiral Jackson was selected to serve on our Board due to her experience in management and knowledge of our business.
Ryan McMonagle
Mr. McMonagle became the Chief Executive Officer of Custom Truck One Source on March 20, 2023. He joined Custom Truck as CFO in 2015, following Blackstone’s investment. He became Chief Operating Officer of Custom Truck One Source in 2017 and President in 2021. Previously, Mr. McMonagle was CFO of Sound United and DEI Holdings, a portfolio company of Charlesbank Capital Partners, where he was responsible for the continued integration of multiple businesses: Polk Audio, Definitive Technology, and Directed Electronics. Mr. McMonagle was previously CFO and Chief Development Officer for Smashburger, a portfolio company of Consumer Capital Partners. Mr. McMonagle started his career at Bain and Company. Mr. McMonagle received his MBA from Harvard Business School and Bachelor’s degree in finance from Southern Methodist University.

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CORPORATE GOVERNANCE MATTERS
Controlled Company Status
Our common stock is listed on the NYSE. The New York Stock Exchange Listed Company Manual ("NYSE Rules") generally requires a majority of independent directors to serve on the Board. In addition, the NYSE Rules generally require all of the members of a company’s audit committee, compensation committee, and nominating and governance committee to be independent directors. We qualify as a "controlled company" as defined by Section 303A.00 of the NYSE Rules, because Platinum owns approximately 70% of shares of our common stock. Section 303A.00 provides that a controlled company does not need to comply with the requirements of Sections 303A.01, 303A.04 and 303A.05 of the NYSE Rules.
Director Independence
Section 303A.01 of the NYSE Rules requires that listed companies have a majority of independent directors. The NYSE listing standards generally define an "independent director" as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. We are exempt from the Section 303A.01 requirement, and five of the 10 directors on our Board are independent directors, including Messrs. Bader, Ein, and Heinberg, Vice Admiral Jackson, and Ms. Nelson.
Sections 303A.04 and 303A.05 require that listed companies have a nominating and corporate governance committee and a compensation committee, in each case composed entirely of independent directors, and that each of these committees must have a charter that addresses both the committee’s purpose and responsibilities and the need for an annual performance evaluation by the committee. As a controlled company, we are not required to follow the requirements. Two out of three of our Compensation Committee members, Vice Admiral Jackson and Ms. Nelson, are independent. We do not have a nominating and corporate governance committee.
We have a separately standing Audit Committee of the Board (the "Audit Committee"). The Audit Committee is composed of four independent directors.
Board Leadership Structure
According to our bylaws, subject to the Amended and Restated Stockholders’ Agreement, the Board may elect a chairperson of the Board, who shall have the powers and perform such duties as provided in the bylaws and as the Board may from time to time prescribe. Our Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairperson roles is driven by the needs of the Company at any point in time. As a result, no policy exists requiring combination or separation of leadership roles, and our governing documents do not mandate a particular structure. Our Board has the flexibility to establish the most appropriate structure for the Company at any given time and currently separates the Chief Executive Officer and Chairperson roles to enable our non-executive Chairperson to oversee corporate governance matters and our Chief Executive Officer to focus on the Company’s business.
The Board has appointed Mr. Heinberg as the Chairperson of the Board, to coordinate the activities of the Company’s independent directors, and to perform such other duties as the Board may determine, including (i) presiding at executive sessions of the Board’s non-management directors or independent directors, (ii) calling such meetings of non-management directors or independent directors, (iii) functioning as a liaison between the non-management directors, the Operating Council (as defined below) and the Chief Executive Officer of the Company, and (iv) providing input on the flow of information to the Board, including working with management and the Operating Council to set Board meeting agendas and schedules.
Board Oversight of Risk
Our Board oversees the risk management activities designed and implemented by management of the Company. Our Board executes its oversight responsibility both directly and through its committees. Our Board also considers specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. Our management, including our executive officers, is primarily responsible for managing these risks and provides appropriate updates to the Board. Our Board has delegated to its Audit Committee oversight of the Company’s risk management process, and our other committees also consider risk as they perform their respective committee responsibilities. All committees report to the Board as appropriate, including when a matter rises to the level of material or enterprise risk.
Upon consummation of the Acquisition, the Board established an operating council (the "Operating Council"). The Operating Council is responsible for (i) the day-to-day oversight of our business (but cannot make decisions that would require Board approval), (ii) making recommendations to the Board for Board action and (iii) recommending the agenda for every meeting of the Board. Neither the Company nor the Board may dissolve the Operating Council without Platinum’s prior written consent while Platinum meets the Platinum Ownership Threshold.
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While Platinum meets the Platinum Ownership Threshold, it shall have the right to nominate all of the members of the Operating Council, which members may be directors, officers or employees of the Company or any other persons selected by Platinum; provided, however, that such members shall include the Chairperson of the Board, the Company’s Chief Executive Officer and the Chief Financial Officer. While Capitol has the right to designate one director to the Board pursuant to the Amended and Restated Stockholders’ Agreement and has so designated a director, it may designate an observer to the Operating Council, and the Operating Council shall furnish to such observer at the same time provided to the Operating Council (i) notices of all meetings of the Operating Council and (ii) copies of the materials with respect to all meetings of the Operating Council.
Meetings of the Board
During the fiscal year ended December 31, 2025, our Board held five meetings. We expect our directors to attend all Board meetings and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The directors each attended at least 75% of the meetings of the Board and meetings of committees of which he or she was a member in fiscal year 2025. Although we do not have any formal policy regarding director attendance at stockholder meetings, we attempt to schedule meetings so that all directors can attend. Six of the ten directors who then served on the Board attended our 2025 Annual Meeting of Stockholders.

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BOARD COMMITTEES
Audit Committee
Messrs. Bader and Heinberg, Vice Admiral Jackson, and Ms. Nelson currently serve as members of our Audit Committee. Each member of the Audit Committee is financially literate and our Board has determined that each of Messrs. Bader and Heinberg qualifies as an "audit committee financial expert" as defined in applicable SEC rules. Mr. Bader is the chair of the Audit Committee.
The Audit Committee will at all times be composed exclusively of "independent directors," as defined for audit committee members under the NYSE listing standards and the rules and regulations of the SEC, who are "financially literate." "Financially literate" generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.
The Audit Committee’s duties include, but are not limited to:
■the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, including resolving disagreements between Company management and the independent registered public accounting firm regarding financial reporting;
■pre-approving any audit and non-audit service provided to the Company by the independent registered public accounting firm;
■monitoring the independence of the independent registered public accounting firm and reviewing the report from the independent registered public accounting firm on (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years relating to any independent audit conducted by the independent registered public accounting firm, and any steps taken to deal with any such issues, and (c) all relationships and services between the independent registered public accounting firm and the Company in order to assess the independent registered public accounting firm’s independence;
■discussing with the independent registered public accounting firm any audit problems or difficulties and management’s response;
■reviewing and discussing the annual audited and quarterly financial statements with management and the independent registered public accounting firm;
■preparing the Audit Committee Report with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements;
■reviewing the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
■monitoring the Company’s policies with respect to risk assessment and risk management;
■establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; and
■reviewing and approving or ratifying Related Person Transactions.
During the fiscal year ended December 31, 2025, our Audit Committee held five meetings. Our Audit Committee Charter is available on our website at https://investors.customtruck.com/governance.
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Report of the Audit Committee
The Audit Committee provides oversight of the Company’s accounting and financial reporting process, the audit of the Company’s consolidated financial statements, and its internal control function. With respect to the Company’s financial reporting process, the management establishes and maintains internal controls and prepares the Company’s consolidated financial statements. The Audit Committee oversees these activities. The Audit Committee does not prepare the Company’s financial statements, which is the responsibility of the management.
Consistent with the Audit Committee’s oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with the Company’s management. The Audit Committee discussed with the independent registered public accounting firm, EY, the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") regarding the independent registered public accounting firm’s communications with the Audit Committee, as well as by Securities and Exchange Commission ("SEC") regulations. The Audit Committee has received the written disclosures and the letter from EY as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY the independent registered public accounting firm’s independence.
Based on the Audit Committee’s review and discussions with management and EY, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board:

Paul Bader (Chairperson)
Marshall Heinberg
Georgia Nelson
Mary Jackson

This Report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.
Compensation Committee
Our Compensation Committee currently consists of Mr. Wolf, Vice Admiral Jackson, and Ms. Nelson. Vice Admiral Jackson and Ms. Nelson are independent directors under the NYSE’s listing standards, and Ms. Nelson is the chair of the Compensation Committee.
The Compensation Committee’s duties include, but are not limited to:
■reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving (either alone or, if directed by the Board, in conjunction with a majority of independent directors of the Board) the remuneration of our Chief Executive Officer based on such evaluation;
■reviewing and setting or making recommendations to the Board regarding the compensation of our other Section 16 executive officers;
■reviewing and making recommendations to the Board regarding director compensation;
■reviewing our incentive- and equity-based compensation plans and arrangements;
■implementing and administering our incentive- and equity-based compensation plans;
■reviewing and approving for the Chief Executive Officer and other executive officers of the Company any employment agreements, severance agreements and change in control agreements or provisions; and
■assisting management in complying with our proxy statement and Annual Report on Form 10-K disclosure requirements, including reviewing and discussing with management the Company’s Compensation Discussion and Analysis and preparing a Compensation Committee Report.
The Compensation Committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal
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counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC. For fiscal year 2025, our Compensation Committee retained Farient Advisors LLC (“Farient”) as its compensation consultant. For details, see “Independent Compensation Consultant” under “Executive Compensation” on page 29. Our Compensation Committee Charter is available on our website at https://investors.customtruck.com/governance.
During the fiscal year ended December 31, 2025, our Compensation Committee held three meetings.
Compensation Committee Interlocks and Insider Participation
Mr. Wolf, Vice Admiral Jackson, and Ms. Nelson are current members of the Compensation Committee and served as members of the Compensation Committee for fiscal 2025. None of the current members of the Compensation Committee or members who served on the compensation committee during 2025 is currently, or has been at any time, one of our officers or employees or had any relationship that is required to be disclosed as a transaction with a related person pursuant to Regulation S-K Item 404. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee (or equivalent) of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.
Director Nomination
As discussed above, we are a controlled company, and we do not have a nominating committee, as our Board is of the view that the full Board can oversee our director nomination process. Subject to the terms of the Amended and Restated Stockholders’ Agreement and the nomination rights of certain of our stockholders provided therein, the Board is primarily responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board. The Board currently does not have a policy with regard to the consideration of any director candidates recommended by stockholders, other than pursuant to the Amended and Restated Stockholders’ Agreement, but may implement such a policy in the future. The Board believes it is appropriate not to have such a policy in place at this time, in light of the nomination rights provided to Platinum and Capitol in the Amended and Restated Stockholders’ Agreement.
The Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make sound and objective business judgments. The Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. The Board may also consider the following criteria as well as any other factor that they deem to be relevant, including (a) whether the candidate is independent under NYSE Rules; (b) potential conflicts of interest with the candidate’s other personal and professional pursuits; (c) the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company; (d) the candidate’s experience as a member of the board of directors of another publicly held company; (e) the candidate’s professional and academic experience relevant to the Company’s industry and knowledge of issues impacting the Company; (f) the strength of the candidate’s leadership skills; (g) the candidate’s experience in finance and accounting and/or executive compensation practices; (h) whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and (i) the candidate’s contribution to the range of backgrounds, experiences, and perspectives on the Board.
Pursuant to the Amended and Restated Stockholders’ Agreement, each of Platinum and Capitol, while it has the right to designate at least one director to the Board and has so designated a director, has the right, but not the obligation, to designate such director as a member to either the Compensation Committee or the Audit Committee; provided, however, that Platinum, while it meets the Platinum Ownership Threshold, also has the right, but not the obligation, to designate the majority of the members of all committees of the Board.

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OTHER GOVERNANCE MATTERS
Stockholder Nominations to the Board of Directors
Stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the independent members of our Board) must comply with the requirements described in this proxy statement and our bylaws.
Our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws. To be timely for the 2027 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
–not earlier than February 11, 2027; and
–not later than March 13, 2027.
If we hold the 2027 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Secretary not later than the 90th day prior to such annual meeting, or if later, the 10th day following the day on which public disclosure of the date of such annual meeting is first made.
In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act. In connection with our solicitation of proxies for our 2027 annual meeting of stockholders, we intend to file a proxy statement and WHITE proxy card with the SEC.
Stockholder and Other Interested Party Communications
Our Board provides to every stockholder and any other interested parties the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders and other interested parties may send such communication to our Secretary via US Mail or Expedited Delivery Service to: Custom Truck One Source, Inc., 7701 Independence Ave., Kansas City, Missouri 64125, Attn: Board of Directors c/o Executive Vice President — General Counsel, Corporate Secretary.
For a stockholder or other interested party communication directed to an individual director in his or her capacity as a member of the Board, stockholders and other interested parties may send such communication to the attention of the individual director via US Mail or Expedited Delivery Service to: Custom Truck One Source, Inc., 7701 Independence Ave., Kansas City, Missouri 64125, Attn: [Name of Individual Director].
Our Secretary, in consultation with appropriate members of our Board, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chairperson of our Board.
Code of Ethics and Conduct and Corporate Governance Guidelines
We have a Code of Ethics and Conduct that applies to all executive officers, directors and employees, including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. The Code of Ethics and Conduct codifies the business and ethical principles that govern all aspects of our business.
Our Corporate Governance Guidelines set out principles by which the Board will operate and execute its responsibilities in accordance with our Charter and bylaws, the listing standards of the NYSE, and applicable laws.
Current copies of our Code of Ethics and Conduct and Corporate Governance Guidelines are available on our investor relations website on https://investors.customtruck.com. We will also provide, without charge, upon request, copies of our Code of Ethics and Conduct and the Corporate Governance Guidelines. Requests for copies should be sent in writing to Custom Truck One Source, Inc., 7701 Independence Ave., Kansas City, Missouri 64125. We will disclose on our website any amendments to our Code of Ethics and Conduct, or any waiver of a provision of our Code of Ethics and Conduct that is required to be disclosed under applicable SEC rules.
Insider Trading Policy
We have adopted an Insider Trading Policy that governs the purchase, sale, and/or other dispositions of our securities by directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and
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regulations and NYSE listing standards. A copy of our Insider Trading Policy is included as an exhibit to our 2025 Annual Report on Form 10-K. See "Prohibition on Speculative Stock Transactions" below on page 37 for additional information.
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DIRECTOR COMPENSATION
Non-Employee Director Compensation
In April 2021, our Board approved the following annual cash retainers and annual equity grants for our non-employee directors who are not affiliated with Platinum Equity (our "unaffiliated non-employee directors"):

Annual cash retainer, payable quarterly in arrears	$100,000
Board chairperson cash retainer, payable quarterly in arrears	$200,000
Restricted stock units(1)	$125,000
Board chairperson restricted stock units(1)	$225,000
(1) The number of shares of common stock granted is determined from the quotient of $125,000 (or $225,000 for the chair of our Board) and the average closing price of one share of our common stock on the NYSE for the period of five trading days ending on March 31.
Our Chief Executive Officer, Founder and our directors who are affiliated with Platinum Equity, including Messrs. Glatt, Samson and Wolf, do not receive compensation for their service as directors.
In April 2022, our Board approved a non-employee director equity compensation program (the "Director Equity Program"), effective April 1, 2023. Under the Director Equity Program, each unaffiliated non-employee director receives an annual grant on April 1 of each year of a number of restricted stock units determined by dividing $125,000 (or $225,000 for the chair of our Board) by the average closing price of one share of our common stock on the NYSE for the period of five trading days ending on March 31 of the applicable year (rounded to the nearest whole share). These annual restricted stock unit awards under the Director Equity Program vest in one installment on the date immediately preceding the first anniversary of the date of grant, subject to continued service through the applicable vesting date and accelerated vesting in the event of a change in control.
We also reimburse our directors for the cost of any necessary training and education courses, as well as reimburse all reasonable out-of-pocket expenses (including air travel and accommodations) incurred by directors for their attendance at meetings of our Board or any committee thereof.
2025 Director Compensation Table
The table below details cash and incentive equity compensation paid to our non-employee directors during the year ended December 31, 2025. Mr. McMonagle does not receive any additional compensation for his service as a director and his compensation is disclosed in the “Executive Compensation” and “Compensation Tables” sections below.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Marshall Heinberg	$200,000	$203,053	$403,053
Louis Samson	—	—	—
David Wolf	—	—	—
Georgia Nelson	$100,000	$112,808	$212,808
Mary Jackson	$100,000	$112,808	$212,808
David Glatt	—	—	—
Paul Bader	$100,000	$112,808	$212,808
Mark D. Ein	$100,000	$112,808	$212,808
(1) Mr. F. Ross received $800,000 in base salary and $34,794 in other compensation during the year ended December 31, 2025, for his service as the Founder of the Company. Mr. F. Ross received no additional compensation for his service as a director. In connection with Mr. F. Ross’ transition from the role of Chief Executive Officer to the role of Founder of the Company, the Company and Mr. F. Ross entered into an amended and restated employment agreement on December 7, 2022, effective March 20, 2023, pursuant to which Mr. F. Ross serves as Founder for an initial term of one year, subject to renewal thereafter for successive one-year periods, and continues to serve on the Board as a Class B director until he voluntarily resigns, the Board requests that he resign or he is not renominated for election to the Board or elected by the stockholders of the Company. Pursuant to this amended and restated employment agreement, Mr. F. Ross is entitled to receive: (i) a base salary of $800,000 and (ii) an annual cash bonus equal to 50% of his base salary paid during the year based on Company performance metrics and/or individual performance objectives, in each case, as determined by the Board or its Compensation Committee. Mr. F. Ross may be eligible to receive equity awards under the Amended and Restated 2019 Omnibus Incentive Plan (the “2019 Omnibus Incentive Plan”), as determined by the Board or its Compensation Committee. As an employee, Mr. F. Ross does not receive compensation under the non-employee director compensation policy described above. Mr. F. Ross is also party to a restrictive covenant agreement with the Company, pursuant to which Mr. F. Ross is subject to certain restrictive covenants, including confidentiality, non-disparagement and 24-month post-termination non-competition and non-solicitation covenants.
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(2) The amounts in this column reflect the grant date fair value of restricted stock units granted computed in accordance with ASC Topic 718. Each grant was made effective April 1, 2025. Please refer to Note 13 to our Consolidated Financial Statements contained in our 2025 Annual Report on Form 10-K for information about the grant date fair value of these awards. The number of restricted stock units was determined from the quotient of $125,000 (or $225,000 for the chair of our Board) and the average closing price of one share of our common stock on the NYSE for the period of five trading days ending on March 31, 2025, or $4.654 per share.
The table below shows the aggregate numbers of option awards and restricted stock unit awards held as of December 31, 2025 by each non-employee director who served on our Board in 2025.

Name(1)	Options Outstanding at Fiscal Year End	Restricted Stock Units Outstanding at Fiscal Year End
Marshall Heinberg	—	48,346
Louis Samson	—	—
David Wolf	—	—
Georgia Nelson	—	26,859
David Glatt	—	—
Paul Bader	—	26,859
Mark D. Ein	20,000	26,859
Mary Jackson	—	26,859
(1) Mr. F. Ross had 350,000 restricted stock units outstanding as of December 31, 2025.

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EXECUTIVE OFFICERS
Biographies
The following table identifies certain information about our executive officers as of April 16, 2026. Our executive officers are appointed by, and serve at the discretion of, our Board and each holds office until his successor is duly elected and qualified or until his earlier death, resignation, or removal. Fred Ross, our Founder and a director, has siblings, children and indirect family members who work for the Company, including Joseph Ross, his brother, who is an executive officer. Otherwise, there are no family relationships among any of our directors or executive officers.
Ryan McMonagle
Mr. McMonagle, age 48, became the Chief Executive Officer of Custom Truck One Source on March 20, 2023. He joined Custom Truck as CFO in 2015, following Blackstone’s investment. He became Chief Operating Officer of Custom Truck One Source in 2017 and President in 2021. Previously, Mr. McMonagle was CFO of Sound United and DEI Holdings, a portfolio company of Charlesbank Capital Partners, where he was responsible for the continued integration of multiple businesses: Polk Audio, Definitive Technology, and Directed Electronics. Mr. McMonagle was previously CFO and Chief Development Officer for Smashburger, a portfolio company of Consumer Capital Partners. Mr. McMonagle started his career at Bain and Company. Mr. McMonagle received his MBA from Harvard Business School and Bachelor’s degree in finance from Southern Methodist University.
Christopher J. Eperjesy
Mr. Eperjesy, age 58, became our Chief Financial Officer on August 15, 2022 and Principal Accounting Officer on March 10, 2026. He most recently served as the Chief Financial Officer of Clarios International Inc., a global energy storage company that provides low-voltage battery technologies for vehicles, from August 2020 to June 2022. From December 2018 through August 2020, he was Senior Vice President and Chief Financial Officer of Cooper Tire & Rubber Company, a company that specializes in the design, manufacture, marketing and sales of automobile and truck tires. Before joining Cooper Tire & Rubber Company, Mr. Eperjesy was Chief Financial Officer of The IMAGINE Group, a provider of printed and visual communications solutions, from August 2017 to December 2018. Prior to IMAGINE, Mr. Eperjesy was Chief Financial Officer of Arctic Cat Inc., a global manufacturer of snowmobiles and all-terrain vehicles, from February 2015 to April 2017. Prior to that, Mr. Eperjesy spent 13 years at Twin Disc Inc., a company that designs, manufactures and distributes power transmission equipment, where he was Chief Financial Officer, Vice President of Finance, Treasurer and Secretary. Mr. Eperjesy began his career as a CPA at Coopers & Lybrand. He holds a Bachelor’s degree in Accounting from the University of Michigan and an MBA from Indiana University.
Joseph Ross
Mr. Ross, age 54, became our President — Sales in 2021 upon the consummation of the Acquisition. Mr. Ross began his career in the heavy truck industry in 1991 and was one of the co-founders of Custom Truck & Equipment, LLC, the predecessor to Custom Truck LP, in 1996 and has led the sales organization for 19 years. Mr. Ross was named the President of Sales for Custom Truck LP in 2018 and headed all HD Truck OEM relationships.
Thomas Rich
Mr. Rich, age 59, became our President — Rentals in 2023 and previously served as our Executive Vice President — Rentals in 2021 upon the consummation of the Acquisition. Mr. Rich began his rental career with Yancey Bros. Caterpillar as a sales representative and moved up the organization, ultimately becoming Vice President of Sales. In 2006, he began working with Custom Truck & Equipment, LLC where he led the rental organization. In 2015, he began working for Custom Truck LP as Executive Vice President — Rentals.
Paul M. Jolas
Mr. Jolas, age 62, became our Executive Vice President, General Counsel and Corporate Secretary in July 2023. Prior to Custom Truck One Source, Mr. Jolas served as Senior Vice President, General Counsel and Corporate Secretary of U.S. Concrete, Inc. (NASDAQ: USCR) from 2013 until 2022. Prior to joining U.S. Concrete, Inc., Mr. Jolas served as Executive Vice President, Chief Legal Officer and Corporate Secretary for Regency Energy Partners LP (NYSE: RGP) commencing in 2009. Mr. Jolas has more than 36 years of legal experience, including extensive experience with corporate, securities, corporate governance, mergers and acquisitions, finance and transactional matters. Prior to joining Regency, he served in various legal roles at Dallas-based Trinity Industries, Inc. (NYSE: TRN) from 2006 through 2009, most recently as Vice President, Deputy General Counsel and Corporate Secretary. Prior to his work at Trinity, he served as Senior Regional Counsel for the Texas division of KB Home (NYSE: KBH) from 2004 to 2006; from 1996 to 2004, he served as General Counsel, Executive Vice President and Corporate Secretary for Radiologix, Inc. (NYSE: RGX); and from 1989 to 1996, as a member of the corporate securities group for Haynes and Boone, LLP. Mr. Jolas received his Bachelor of Arts degree in Economics from Northwestern University and a Juris Doctor degree from Duke University School of Law.
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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
In this Compensation Discussion and Analysis ("CD&A"), we provide an overview and analysis of the compensation awarded to or earned by our named executive officers or NEOs identified in the "Summary Compensation Table" on page 39 during our fiscal year ended December 31, 2025, including the components of our compensation program for NEOs, material compensation decisions made under that program for fiscal year 2025 and the material factors considered in making those decisions. Our NEOs during the year ended December 31, 2025 were:
■Ryan McMonagle, Chief Executive Officer ("CEO")
■Christopher J. Eperjesy, Chief Financial Officer ("CFO")
■Joseph Ross, President — Sales
■Thomas Rich, President — Rentals
■Paul M. Jolas, Executive Vice President, General Counsel and Corporate Secretary

Executive Compensation Philosophy
The Company’s success is based on our people and our culture of meeting commitments to our customers. As such, the primary focus of our compensation program is to:
■attract and retain the people possessing the knowledge, experience, and relationships that enable CTOS to promise and deliver on its unique capabilities;
■provide pay progression for people who enhance our capabilities and effectively drive our corporate strategy; and
■reward our executives for value creation for our stockholders and other stakeholders in the development and execution of our strategy.
To achieve these objectives, we adhere to the following executive compensation principles:
■on average, our executives’ target total direct compensation opportunity (consisting of base salary, target annual bonus, and target long-term incentive value) should be targeted near the median of the market with variation based on individual capabilities, experience in the position, and criticality of their role;
■fixed and variable compensation and annual and long-term rewards should be appropriately balanced commensurate with the position’s decision-making and competitive context;
■variable compensation should be tied to performance, providing a meaningful incentive for achieving strong results for our stockholders, and accountability for failure to meet our goals;
■our compensation program should support retention of our experienced executives and achievement of our leadership succession plans; and
■our executive compensation program should be reasonably transparent to our investors and easy to understand for our employees.
Determination of Compensation
The Compensation Committee is responsible for establishing and overseeing our executive compensation program, in consultation with our CEO, and with assistance from our Chief Human Resources Officer ("CHRO") and the Compensation Committee’s compensation consultant. The Compensation Committee is responsible for annually reviewing and setting, or making recommendations to the Board on, the compensation to be provided to our NEOs. Our CEO typically provides compensation recommendations to the Compensation Committee and discusses with the Compensation Committee the compensation and performance of executive officers other than himself. Our CEO bases his recommendations on, among other things, the competitiveness of the market for each officer’s services, financial and operational data provided by the CFO and CHRO, his subjective review of the performance of the executive officers, and internal pay equity considerations. The Compensation Committee evaluates any recommended compensation adjustment or awards to executive officers and makes recommendations to our Board regarding our NEO's compensation. The Board determines our NEO's compensation, based on such recommendations by the Compensation Committee, and its business judgment, industry knowledge and a subjective
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determination of individual contributions and performance.
Independent Compensation Consultant
Our Compensation Committee retained Farient Advisors, LLC ("Farient") as its compensation consultant. In order to design a competitive executive compensation program that will continue to attract top executive talent and align them with the interests of the shareholders, our Compensation Committee, in conjunction with Farient, regularly evaluates our compensation philosophy and objectives and provides guidance in administering our executive compensation program. At the Compensation Committee’s request, Farient regularly attends Compensation Committee meetings. Farient presented its report on the competitiveness of the executive compensation program for 2025 to the Compensation Committee in February 2025. The Compensation Committee and the Board considered the report in making its compensation decisions, as further described below. The Compensation Committee has evaluated Farient’s independence pursuant to the requirements of the NYSE and SEC rules and has determined that Farient’s work in advising the Compensation Committee regarding 2025 executive compensation has not raised any conflicts of interest. Farient did not provide any other services to the Company in 2025.
Peer Group and Benchmarking
Farient completed competitive market positioning reviews of the Company’s NEOs based upon an assessment of relevant total comparative company pay data obtained from broad-based compensation surveys and publicly reported proxy statements. The comparative reviews assessed the NEOs’ base salaries, target annual bonuses (as a percentage of salary), total cash compensation and total direct compensation against the compensation paid to comparable positions reported in the surveys and, for select positions, comparable executives of the companies listed below, as reported by those companies. The surveys provided anonymized compensation data, and the identities of the individual constituent companies used for comparison were not known by the Board. Proxy pay data were derived from our peer group, shown below, comprising companies that generally are competitors of CTOS, conduct business in similar industries, have annual sales that we believe are comparable, or have similar business models to CTOS.

Custom Truck One Source, Inc. Peer Group (1)
Terex	Federal Signal	Alamo Group
Herc Holdings	GATX Corp.	Miller Industries
Trinity	Alta Equipment	McGrath RentCorp
Manitowoc	REV Group
Greenbrier Cos.	Douglas Dynamics
WillScot Mobile	Wabash
(1) H&E Equipment and Shyft Group were removed from our peer group as they were acquired during 2025.
Components of Compensation
The compensation provided to our NEOs in 2025 consisted of the same pay elements generally available to our non-executive employees, including base salary, annual bonuses and retirement and other benefits, each of which is described in more detail below. In addition, each of our NEOs has the opportunity to participate in an equity-based long-term incentive program. Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. However, we may provide perquisites and other personal benefits in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

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The primary elements of our NEOs’ compensation and the main objectives of each are:
■Base Salary. Base salary helps to attract and retain talented executives, recognizes individual roles and responsibilities, and provides stable income.
■Annual Incentive Compensation. Annual bonuses (which we refer to as our Short-Term Incentive Plan, or "STIP") contribute to competitive total pay while promoting a focus on nearer-term performance objectives by rewarding executives for their contributions toward achieving those objectives.
■Long-Term Incentive Compensation. Equity-based compensation (which we refer to as our Long-Term Incentive Plan, or "LTIP") contributes to competitive total pay while providing restricted stock units ("RSUs") and performance stock units ("PSUs") that align our executives’ and stockholders’ interests by rewarding long-term financial and operational performance. We do not currently grant new awards of stock options, stock appreciation rights or similar option-like equity awards.
In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also maintain employment agreements with each of our NEOs, which encourage the continued attention and dedication of our management team and allow them to focus on the value to stockholders of strategic alternatives without concern for the impact on their continued employment. Each of these elements of compensation for 2025 is described further below.
Base Salary
The base salaries of our NEOs are an important part of their total compensation package and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program and provides our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee, and with respect to our CEO, the Board, annually reviews and determines the salaries of our executives and evaluates the salaries of executive new hires at the time of hire.
2025 Base Salaries
In 2025, in accordance with the process described above, the Compensation Committee considered the recommendations from Mr. McMonagle (except with regard to his own pay), competitive pay levels, and other factors, in approving the base salaries of the NEOs as set forth below.

Named Executive Officer	Previous Base Salary(1)	2025 Base Salary(1)	Effective Date
Ryan McMonagle	$850,000	$850,000
Christopher J. Eperjesy(2)	$600,000	$610,000	2/24/2025
Joseph Ross	$500,000	$500,000
Thomas Rich	$500,000	$500,000
Paul M. Jolas(3)	$430,000	$450,000	2/24/2025
(1) Base salary actually earned by our NEOs for 2025 is set forth in the salary column of the "Summary Compensation Table" appearing on page 39, which may not align with the amounts in this table due to changes to base salary during 2025.
(2) Base salary increased 2% during 2025 due to a merit-based increase.
(3) Base salary increased 5% during 2025 due to a merit-based increase.
Annual Bonus
To maintain a competitive compensation program and motivate our NEOs to attain short-term financial performance metrics while making progress towards longer-term growth and other goals, we provide the NEOs with the opportunity to earn a portion of their overall compensation in the form of annual cash bonuses under our STIP. Each NEO has an annual target bonus that is expressed as a percentage of the named executive officer’s annual base salary, originally set forth in his employment agreement and reviewed for potential adjustment each year. The Compensation Committee works with Farient and consults with our CEO to determine the financial performance goals on which annual bonuses under our STIP are earned. Annual bonuses under our STIP are calculated as the product of (i) a named executive officer’s target annual incentive bonus percentage, multiplied by (ii) annual base salary, multiplied by (iii) a percentage based on the financial target achievement for the fiscal year. For 2025, in addition to the cash bonuses earned under the annual STIP, each executive was awarded a discretionary bonus by the Compensation Committee, as further discussed below.
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2025 Short-Term Incentive Plan ("STIP")
In February 2025, the Compensation Committee considered the recommendations of Farient, market data, and other factors, including the factors it considered in making base salary rate adjustments, to approve the Company’s 2025 annual incentive plan (the "2025 STIP") and the target bonus percentages of the NEOs as set forth in the below table for the fiscal year 2025. The target bonus percentages were set to reflect each NEO’s relative responsibility for our performance and appropriately allocate the total cash opportunity between fixed and variable compensation.

Named Executive Officer	2025 Target Bonus Percentage(1)
Ryan McMonagle	100%
Christopher J. Eperjesy	65%
Joseph Ross	65%
Thomas Rich	65%
Paul M. Jolas	65%
(1) The percentages in this column represent the percentage that was in place as of December 31, 2025.
For the 2025 STIP, it was determined that Adjusted EBITDA and Unlevered Free Cash Flow (each as described below) should be used as the performance measures for determining the cash STIP bonus payable to our NEOs. Adjusted EBITDA and Unlevered Free Cash Flow were chosen as the appropriate performance measures to motivate our key executives, including the NEOs, to both maximize earnings and increase our enterprise value. The performance measures’ thresholds and targets are set such that they exceed fixed cash commitments.
Adjusted EBITDA is calculated as net income, as adjusted for provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization, and further adjusted for the impact of the fair value mark-up of acquired rental fleet (the "non-cash purchase accounting impact"), business acquisition and merger-related costs, including integration, the impact of accounting for certain of our rental contracts with customers that are accounted for under GAAP as a sales-type lease and stock compensation expense. A reconciliation of Adjusted EBITDA (which is a non-GAAP financial measure) to the most comparable GAAP measure is included in Annex A to this proxy statement.
Unlevered Free Cash Flow is calculated as net cash flow from operating activities, adjusted for non-trade floor plan activity of acquisition of inventory through floor plan payables, plus interest expense (non-floor plan), less repayment of non-trade floor plan payables, for an adjusted net cash flow from operating activities, less net cash flow from investing activities adjusted for acquisitions. A reconciliation of Unlevered Free Cash Flow (which is a non-GAAP financial measure) to the most comparable GAAP measure is included in Annex A to this proxy statement. For our NEOs, 70% of their bonus opportunity under the 2025 STIP was based on Adjusted EBITDA and the remaining 30% was based on Unlevered Free Cash Flow.
Actual Payouts Under the 2025 STIP
Summarized below are a few of our 2025 achievements:
■2025 was another year of strong financial and operational performance for the Company. Custom Truck delivered record full-year revenue of $1.944 billion, an increase of 7.9% over 2024, and Adjusted EBITDA of $383.6 million, up 12.9% year over year and ahead of the midpoint of guidance. The Company also finished the year with record fourth-quarter revenue of $528.2 million, reflecting strong execution and continued demand across its core end markets. These results demonstrate the strength of CTOS’s differentiated one-stop-shop business model and the Company’s ability to drive profitable growth while serving critical utility, telecom, rail and other infrastructure-related customers across North America.
■CTOS continued to benefit from strong momentum in its Equipment Rental Solutions business throughout 2025. Full-year ERS revenue increased 17.3% to $701.0 million, driven by higher rental volume, stronger rental asset sales and improved utilization. Average OEC on rent increased 14.1% year over year, while fleet utilization improved to 79.4% for the full year and reached 83.6% in the fourth quarter, the highest level in nearly three years. CTOS ended 2025 with total rental fleet OEC of $1.64 billion, the highest year-end level in its history, positioning the Company to support continued demand in transmission and distribution, vocational rental and other attractive end markets.
■The Company also delivered record annual performance in Truck and Equipment Sales, with full-year TES revenue of approximately $1.1 billion, up 3.8% from 2024. Demand for vocational vehicles remained healthy across CTOS’s end markets, and the Company continued to benefit from its deep customer relationships, broad product offering and integrated production capabilities. Importantly, sales order backlog increased by more than $55 million sequentially in the fourth quarter to $335.3 million at year end, supported by strong order activity and providing a solid foundation entering 2026. Together with continued progress in Aftermarket Parts and Services, these results
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highlight CTOS’s ability to serve customers across the equipment lifecycle and capture value across multiple revenue streams.
■In addition to strong operating results, CTOS made meaningful progress on working capital management and balance sheet improvement during 2025. Inventory declined by more than $100 million in the fourth quarter and by approximately $118 million for the full year, reflecting improved planning, supplier coordination and execution. The Company also reduced floorplan interest expense year over year and improved Net Leverage Ratio to 4.3x at December 31, 2025, despite continued strategic investment in its rental fleet to meet customer demand. Taken together, these achievements underscore management’s disciplined focus on operational execution, cash generation and long-term value creation for stockholders.
In 2025, the Company’s Adjusted EBITDA was between the threshold and target payout levels and the Company's Unlevered Free Cash Flow was below the threshold payout level. This resulted in 58.24% of target payout under the 2025 STIP for all NEOs.
Information on the performance relative to goal and the target and actual 2025 STIP payouts are shown in the tables below.

Performance Criteria (Corporate)	Threshold (50% Payout) ($ millions)	Target (100% Payout) ($ millions)	Maximum (175% Payout) ($ millions)	2025 Performance ($ millions)	Payout Percentage Performance
Adjusted EBITDA	$357.0	$397.0	$437.0	$383.6	83.20%
Unlevered Free Cash Flow	$130.0	$185.0	$240.0	$27.9	—%

Named Executive Officer	Base Salary	2025 Target Bonus Percentage (as a percentage of Base Salary)(1)	Target 2025 STIP Bonus(2)	Actual 2025 STIP Award Paid
Ryan McMonagle	$850,000	100%	$850,000	$495,040
Christopher J. Eperjesy	$610,000	65%	$396,500	$230,922
Joseph Ross	$500,000	65%	$325,000	$189,280
Thomas Rich	$500,000	65%	$325,000	$189,280
Paul M. Jolas	$450,000	65%	$292,500	$170,352
(1) Target bonus percentage represents the percentage in effect as of December 31, 2025.
(2) The target 2025 STIP bonus amount was determined based on each NEO’s annual base salary actually paid for 2025, or, in the case of Mr. Jolas and Mr. Eperjesy, their base salary in effect as of December 31, 2025.
Discretionary Bonuses
In the beginning of the 2025 fiscal year, we established performance measures for determining STIP bonuses. The Compensation Committee and our Board generally view the use of STIP bonuses as an effective means to compensate our NEOs for rewarding performance and achieving our annual financial goals. However, the Compensation Committee reserves the ability to make discretionary adjustments to annual STIP payments or to provide discretionary bonus awards when it believes appropriate, including in recognition of an individual’s contributions to the Company’s performance for a given year. In making discretionary adjustments or awards, the Compensation Committee may take into consideration such factors and circumstances as it considers appropriate. In February 2026, the Board approved a discretionary increase to each named executive officer’s 2025 bonus in recognition of their exceptional performance during fiscal year 2025 in challenging market conditions, and such amounts are excluded from the table above. These non-plan discretionary bonuses were awarded as follows: $184,960 for Ryan McMonagle; $86,278 for Christopher J. Eperjesy; $70,720 for Joseph Ross; $135,720 for Thomas Rich; and $63,648 for Paul M. Jolas.
Retention Bonuses
On April 28, 2025, we entered into a cash retention award agreement (the “Retention Bonus Letters”) with each of our NEOs. The Retention Bonus Letters entitle Messrs. McMonagle, Eperjesy, J. Ross, Rich and Jolas to receive retention bonuses in the amount of $425,000, $195,000, $162,500, $162,500 and $139,750, respectively, upon the earlier of September 1, 2026 and the attainment of certain performance goals related to corporate milestones, subject to the NEO’s continued employment through the applicable vesting date. The retention bonuses are payable on or within 30 days following the applicable vesting date. In addition, if requested by us, the NEO’s right to receive the retention bonus will be conditioned on the NEO’s execution of a release of claims.
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Long-Term Incentive Plan ("LTIP")
We view equity-based compensation as a critical component of our total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business. It aligns the interests of executives with those of our stockholders and reinforces our commitment to ensuring a strong linkage between company performance and executive pay. We do not currently have a formal policy for determining the number of equity-based awards to grant to NEOs.
The Company grants LTIP awards in the form of RSUs and PSUs to select employees, including its NEOs, as part of its regular grant cycle. An RSU is a right to receive a share of CTOS common stock or, at the option of the Company, an amount of cash on a specified vesting date in the future. The RSUs generally vest on each of the first four anniversaries of the RSU grant date, provided that the recipient remains employed by the Company through the applicable vesting date. A PSU is a right to receive a share of CTOS common stock or, at the option of the Company, an amount of cash on a specified vesting date in the future, subject to the level of achievement of predetermined goals and/or targets over a specified period. RSUs and PSUs granted to our NEOs and other employees do not provide the holder with any rights as stockholders with respect to the units (e.g., no voting rights). Holders of the units may not sell, assign or otherwise transfer them, without approval as required under the 2019 Omnibus Incentive Plan.
2025 LTIP — Types of Equity Granted and Performance Metrics
Normal Course 2025 RSU and PSU Grants
On April 28, 2025, the Board granted RSUs and PSUs to the NEOs as part of the Company's regular LTIP grant cycle. The RSUs granted in 2025 vest as to 25% of the underlying shares on April 1 of each year beginning on April 1, 2026. The RSUs are also subject to partial accelerated vesting upon the achievement of certain corporate milestones of strategic importance to the Company.
The PSUs granted in 2025 are subject to the achievement of Adjusted EBITDA goals for the fiscal years 2025 through 2028, which goals will be determined not later than 90 days into the applicable performance year. These PSUs are considered for accounting purposes to be granted when the applicable Adjusted EBITDA goals are established by the Compensation Committee and, consistent with SEC rules, will be disclosed as awards in the Summary Compensation Table and Grants of Plan-Based Awards Table as awards made during the Company’s fiscal year in which they are considered to have been granted. If the Adjusted EBITDA goal is achieved between the target and threshold levels, then the number of PSUs eligible to vest is determined based on straight-line interpolation between such performance levels. If the target level of performance achievement is met for a given performance year, 25% of the total number of PSUs subject to the 2025 PSU award will vest at the end of the fiscal year following the applicable performance year.
Special One-Time Milestone PSU Grants
In addition to the normal course RSU and PSU grants, on April 28, 2025, the Board made special one-time PSU grants to the NEOs (the "Milestone PSUs"). The Milestone PSUs were designed to provide additional retention and incentive value during a period of strategic importance to the Company. The Milestone PSUs vest upon the achievement of certain performance goals related to corporate milestones, with 50% of the PSUs vesting upon achievement of one performance goal and 50% vesting upon achievement of another performance goal, in each case subject to the NEO's continued employment through the date of achievement (except as provided in the following sentence). If the named executive officer’s employment is terminated by us without "cause", subject to the NEO’s execution of a release of claims, then the NEO will be entitled to retain any unvested and outstanding Milestone PSUs, which will be eligible to vest as described in this section. The performance period for the Milestone PSUs covers fiscal years 2025 through 2027.
2025 RSU and PSU Amendments
On April 28, 2025, the Board approved amendments to the terms of RSU and PSU awards granted to the NEOs in 2022 and 2023 providing for full accelerated vesting upon the achievement of certain corporate milestones of strategic importance to the Company (the "2025 Amendments"). All other terms and provisions of the RSU and PSU agreements applicable to the NEOs 2022 and 2023 RSU and PSU awards remained unchanged except as specifically modified by the 2025 Amendments.
Named Executive Officer LTIP Awards
The following table lists the LTIP grants made (or deemed made) to the NEOs in 2025.
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Named Executive Officer	RSUs (units)	PSUs (units)(1)
Ryan McMonagle	162,500	194,250
Christopher J. Eperjesy	90,000	76,250
Joseph Ross	100,000	155,000
Thomas Rich	100,000	155,000
Paul M. Jolas	67,500	48,752
(1) The PSUs shown in this table include (i) the 2025 Milestone PSUs, (ii) the portion of the 2025 LTIP PSUs that are considered for accounting purposes to be granted in 2025 and (iii) the portion of the 2022 Tranche 2 PSUs (with the exception of Mr. Jolas, whose PSUs were awarded in 2023 in connection with his commencing employment) that are considered for accounting purposes to be granted in 2025 when the Adjusted EBITDA goal was established by the Compensation Committee during their February 2025 meeting.
The Board approved the April 28, 2025 LTIP awards to the NEOs in respect of activity relating to fiscal years 2025 and 2026, after considering peer group data, comparable compensation data obtained from surveys provided by Farient, the officers’ positions and shares available for allocation under the 2019 Omnibus Incentive Plan.
Additional information regarding the LTIP equity awards granted to our NEOs is included in the table below under "Grants of Plan-Based Awards" on page 40.
PSU Achievement for 2025
The PSUs granted in 2022 are divided into two vesting tranches, the "Tranche 1 PSUs" and the "Tranche 2 PSUs" and are subject to vesting as described below.

LTIP PSU Award	Performance Period	Type of Performance Measure	Vesting Period
2022 Tranche 1 PSUs	Fiscal Years 2023 — 2026	Stock price goal	End of each performance year
2022 Tranche 2 PSUs	Fiscal Years 2023 — 2026	Financial performance goal	End of subsequent performance year
Tranche 1 PSUs
The Tranche 1 PSUs are eligible to vest at the end of each of the fiscal years specified above subject to the attainment of a specific stock price target, averaged over 30-days, during the applicable performance year. If Platinum Equity, LLC or its affiliate consummates a sale of shares of the Company’s common stock to an unaffiliated third party when the specific stock price target has been attained, the 30-day average price requirement is waived. In the event the stock price target is not attained for the given performance year, Tranche 1 PSUs will remain eligible to vest in a subsequent performance year up to the end of the performance period.
Tranche 2 PSUs
The Tranche 2 PSUs granted in 2022 (the "2022 Tranche 2 PSUs") are subject to the achievement of Adjusted EBITDA goals for the fiscal years 2023 through 2026, which goals will be determined not later than 90 days into the applicable performance year. The 2022 Tranche 2 PSUs are considered for accounting purposes to be granted when the applicable Adjusted EBITDA goals are established by the Compensation Committee and, consistent with SEC rules, will be disclosed as awards in the Summary Compensation Table and Grants of Plan-Based Awards Table as awards made during the Company’s fiscal year in which they are considered to have been granted. If the Adjusted EBITDA goal is achieved between the target and threshold levels, then the number of Tranche 2 PSUs eligible to vest is determined based on straight-line interpolation between such performance levels. If the target level of performance achievement is met for a given performance year, 25% of the 2022 Tranche 2 PSUs will vest at the end of the fiscal year following the applicable performance year.
On February 23, 2026, the Board certified that the Adjusted EBITDA goal for the fiscal year ended December 31, 2025 had been achieved between threshold and target level (49.6%). Accordingly, 12.4% of the eligible 2022 Tranche 2 PSUs and a portion of the Tranche 2 PSUs granted to Mr. Jolas in connection with his hiring and appointment as Executive Vice President, General Counsel and Corporate Secretary in 2023, will vest on December 31, 2026, subject to the recipient remaining employed by the Company through the vesting date. The 2022 Tranche 1 PSUs stock price-based goal threshold for the fiscal period ended December 31, 2025, was not met; however the 2022 Tranche 1 PSUs remain eligible for vesting in future periods.
For additional detail on the RSUs and PSUs (both performance-based and service-based) held by our NEOs, see the "Outstanding Equity Awards at Fiscal Year-End" on page 43.
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Accounting for Share-Based Compensation
We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 ("ASC Topic 718") for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, RSUs and PSUs, based on the grant date "fair value" of these awards. These calculations are performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. With respect to PSUs subject to performance-based (Adjusted EBITDA) vesting conditions and RSUs, the aggregate grant date fair value of such awards was based on the Company’s share price on the grant date of the awards. With respect to PSUs subject to market-based vesting conditions, the grant date fair value of such award was determined utilizing a Monte Carlo simulation as disclosed in our 2025 Annual Report on Form 10-K. Additional information regarding the assumptions used to calculate the value of stock awards is provided in Note 13 to our audited consolidated financial statements included in our 2025 Annual Report on Form 10-K.
Change in Control Provisions Affecting LTIP Awards
RSUs
With respect to the RSUs, if a change in control of the Company occurs after the date of grant, and the NEO has been in continuous service with the Company through such change in control, then: (i) if the consideration payable for shares in the change in control is at least 80% cash, all of the named executive officer’s unvested RSUs will vest; and (ii) if the consideration payable for shares in the change in control is not at least 80% cash, all of the named executive officer’s unvested RSUs will remain outstanding and vest in accordance with the applicable grant agreement, except that any unvested RSUs that are not continued, converted, assumed or replaced in the change in control will vest.
PSUs (other than the Milestone PSUs)
With respect to the PSUs (other than the Milestone PSUs granted in 2025), if a change in control of the Company occurs after the date of grant and during the applicable performance period, and the NEO has been in continuous service with the Company through such change in control, then: (i) if the consideration payable for shares in the change in control is at least 80% cash, (a) all of the named executive officer’s unvested Tranche 1 PSUs will vest if such consideration equals or exceeds a specific stock price target; and (b) all of the named executive officer’s unvested Tranche 2 PSUs will vest if such consideration equals or exceeds a specific stock price target; and (ii) if the consideration payable for shares in the change in control is not at least 80% cash, (a) all of the named executive officer’s unvested Tranche 2 PSUs will remain outstanding, convert to time-based vesting and vest at the end of each performance year in accordance with the applicable grant agreement (without regard to any stock price target or Adjusted EBITDA goal, as applicable) if such consideration equals or exceeds a specific stock price target; and (b) all of the named executive officer’s unvested Tranche 1 PSUs will remain outstanding, convert to time-based vesting and vest at the end of each performance year in accordance with the applicable grant agreement (without regard to any stock price target) if such consideration equals or exceeds a specific stock price target, except that any unvested PSUs converted to time-based vesting that are not continued, converted, assumed or replaced in the change in control will vest. In addition, if the named executive officer’s employment is terminated by us without "cause" or by the NEO for "good reason," in either case, within one year following a change in control in which the consideration payable for shares in such change in control is not all cash, all of the named executive officer’s PSUs converted to time-based vesting as described in the previous sentence, in each case, that are then unvested will vest. If the consideration payable per share in the change in control is less than the stock price targets, all unvested PSUs will be forfeited for no consideration upon such change in control.
Milestone PSUs
With respect to the Milestone PSUs granted in 2025, if a change in control of the Company occurs after the date of grant and during the applicable performance period, and the NEO has been in continuous service with the Company through such change in control (except as provided below), then all of the named executive officer’s unvested Milestone PSUs will fully vest. If the named executive officer’s employment is terminated by us without "cause", subject to the NEO’s execution of a release of claims, then the NEO will be entitled to retain any unvested and outstanding Milestone PSUs, which will be eligible to vest as described under “Special One-Time Milestone PSU Grants” above.
Retirement Benefits
CTOS maintains a 401(k) and profit-sharing plan (the "401(k) Plan"), a defined contribution plan intended to meet the requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended, (the "Code"). CTOS employees meeting the 401(k) Plan’s age requirement are generally eligible to participate in the 401(k) Plan. The 401(k) Plan is available on the same terms to all of CTOS’s employees, including the NEOs. Each 401(k) Plan participant can elect to contribute between 1% and 100% of his or her eligible compensation on a pre-tax basis to the 401(k) Plan, subject to the annual Internal Revenue
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Service and Code limitations. The 401(k) Plan’s participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. CTOS may make discretionary matching contributions up to a specified percentage of each employee’s eligible contributions, and may also make discretionary profit sharing contributions on behalf of participants who are eligible under the terms of the 401(k) Plan declared on an annual basis. A 401(k) Plan participant is 100% vested in his or her deferrals, and any employer profit sharing contributions, matching contributions and earnings thereon vest after two years. The account balance for each 401(k) Plan participant is invested in accordance with the election of the participant which can consist of a variety of investment options. For the 2025 fiscal year, CTOS made matching contributions to the 401(k) Plan equal to 50% of the first 6% of a participant’s deferral.
Health and Welfare Benefits and Perquisites
CTOS’s NEOs are eligible to participate in CTOS’s health and welfare benefit plans, including its medical, dental, vision, life, accidental death and dismemberment, disability, flexible spending account and health savings account and benefit plans, in each case on the same basis as all other CTOS employees. We believe these benefits are necessary and appropriate to provide a competitive compensation package to our NEOs.
CTOS’s NEOs are also eligible either to receive a company car or a car allowance. Company cars are owned by CTOS and NEOs driving such vehicles are covered under the Company’s insurance policies. Fuel and other maintenance items may be reimbursed for valid Company expenses. Such costs and/or allowances are discussed in more detail in notes to the "Summary Compensation Table" on page 39.
We do not generally provide any tax "gross ups" to our NEOs.
Severance Agreements
CTOS considers maintenance of a strong management team essential to its success. To that end, CTOS recognizes that the uncertainty that may exist among management with respect to their "at-will" employment with CTOS could result in the departure or distraction of management personnel to the Company’s detriment. Accordingly, CTOS determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of its management team and to allow them to focus on the value to stockholders of strategic alternatives without concern for the impact on their continued employment. Each of CTOS’s NEOs has entered into an employment agreement that entitles the NEO to severance payments and benefits in the event of certain terminations of employment. For more detail on the terms of these agreements, refer to the section entitled "Potential Payments Upon Termination or a Change in Control" on page 44.
Compensation Risk Management
The Company’s management, with the assistance of Farient, conducts a risk-assessment annually related to the Company’s compensation programs and presents to the Compensation Committee its assessment of the related risks. The Company’s assessment included a review and assessment of risks related to the Company’s STIP and LTIP discussed in this proxy statement as well as sales incentive plans applicable to the Company’s sales employees. We have reviewed our compensation policies and practices and have determined that those policies and practices are not reasonably likely to have a material adverse effect on the Company.
Tax Considerations and Deductibility of Compensation
Section 409A
The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and it aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
Section 162(m)
Section 162(m) of the Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to "covered employees," which generally includes all NEOs. While the Compensation Committee may take the deductibility of compensation into account when making compensation decisions, the Compensation Committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.
"Golden Parachute" Payments
Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may
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forfeit a tax deduction on the amounts subject to this additional tax. While the Compensation Committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control. However, the employment agreements with each of our NEOs include a "best net" provision under Section 280G of the Code, pursuant to which any "parachute payments" that become payable to the executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax position of the executive.
Executive Stock Ownership Guidelines
Effective April 1, 2021, the Board adopted stock ownership guidelines that are applicable to our executive officers, including our NEOs, and to our compensated non-employee directors. Our executive officers and compensated non-employee directors are expected to satisfy the applicable guidelines based on a base salary or annual retainer multiple, as applicable, by December 31, 2026 or, if later, the sixth December 31 to occur after they become subject to the guidelines, and to hold at least the applicable minimum value in shares of common stock for so long as they are an executive officer or compensated non-employee director, as applicable. We believe that stock ownership guidelines align the interests of our officers and directors with our stockholders and encourage long-term management of the Company for the benefit of its stockholders.
Prohibition on Speculative Stock Transactions
Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale, or engage in hedging transactions. In addition, our Insider Trading Policy provides that no employee, officer, or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a "margin" account, which would allow the individual to borrow against their holdings to buy securities. In 2025, upon the recommendation of the Audit Committee, the Board granted a one-time exception to our Insider Trading Policy to enable Fred Ross to secure a loan with a third-party financial institution using 2,000,000 shares of the Company’s common stock held by Frederick M. Ross, Jr. Holding Company, LLC (the "Pledgor") as collateral. See “Stock Ownership” for additional information. The Board and the Audit Committee considered a number of factors in granting the exception to the Insider Trading Policy, including:

•The Pledgor’s representations that (i) the loan amount will not exceed 50% of the fair market value of the pledged shares, (ii) it will satisfy the Company’s Stock Ownership Guidelines with unpledged shares, and (iii) it will unwind the loan as soon as practicable if the Board or our General Counsel determines it is negatively impacting the Company, or prior to the third anniversary unless an extension is approved;
•The Pledgor’s undertaking to maintain sufficient financial capacity and liquidity to repay the loan without resorting to sale of the pledged shares;
•The pledged shares collateralize a loan for outside personal business ventures and are not used to shift or hedge economic risk; and
•At the time of Board approval, the pledged shares represented less than 1% of outstanding shares, with a value of approximately $13.4 million based on the stock price of $6.70 per share, significantly exceeding the loan principal.
Clawback Policy
We have a clawback policy in accordance with the NYSE’s final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The policy provides for the mandatory recovery (subject to limited exceptions) from current and former officers of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement. Covered restatements include both a restatement to correct an error that is material to previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.
Report of the Compensation Committee
The Compensation Committee has reviewed and discussed this CD&A with Company management. Based on this review and discussion, the Compensation Committee recommended to the Board, and the Board approved, that the CD&A be included in
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this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2025.
Respectfully submitted by the members of the Compensation Committee of the Board:
Georgia Nelson (Chairperson)
David Wolf
Mary Jackson
This Report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.
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COMPENSATION TABLES
Summary Compensation Table
The following table presents summary information regarding the total compensation for the years ended December 31, 2025, 2024 and 2023 for the named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan ($)(4)	All Other ($)(5)	Total ($)
Ryan McMonagle (Chief Executive Officer)	2025	850,000	184,960	1,024,969	495,040	22,542	2,577,511
	2024	850,000	—	253,500	—	22,948	1,126,448
	2023	837,500	386,750	305,094	386,750	20,932	1,937,026
Christopher J. Eperjesy (Chief Financial Officer)	2025	608,077	86,278	618,075	230,922	24,692	1,568,044
	2024	597,116	—	210,600	—	23,870	831,586
	2023	585,000	—	253,463	346,028	25,950	1,210,441
Joseph Ross (President — Sales)	2025	500,000	70,720	630,750	189,280	24,179	1,414,929
	2024	490,385	—	156,000	—	23,773	670,158
	2023	450,000	—	187,750	266,175	25,950	929,875
Thomas Rich (President — Rentals)	2025	500,000	135,720	630,750	189,280	18,465	1,474,215
	2024	490,385	—	156,000	—	17,372	663,757
	2023	450,000	—	187,750	266,175	14,093	918,018
Paul M. Jolas (Executive Vice President, General Counsel and Corporate Secretary)	2025	446,154	63,648	425,764	170,352	40,298	1,146,216
	2024	430,000	—	105,294	—	26,975	562,269
(1) The amounts reported as salary in this column for 2025 may not exactly match the base salaries disclosed as 2025 base salaries in the CD&A due to base salary changes that occurred during the year. For additional information, please refer to "2025 Base Salaries" in the CD&A on page 30.
(2) The amounts for 2025 reported in this column reflect discretionary bonuses awarded to the NEOs and approved by the Board on February 23, 2026. For additional information, please refer to "Discretionary Bonuses" in the CD&A on page 32.
(3) The amounts in this column reflect the aggregate grant date fair values of the RSUs and the PSUs awarded to the NEOs under the LTIP computed in accordance with ASC Topic 718, as further described above under "Long-Term Incentive Plan ("LTIP")" on page 33 and under "Grants of Plan-Based Awards" on page 40. Please refer to the section "Accounting for Share-Based Compensation" in the CD&A on page 35 for information about the grant date fair value of these awards. The amounts reported with respect to PSUs that are considered for purposes of ASC Topic 718 to have been granted in 2025 are based on the probable outcome of the awards and, consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date, assumes that the PSUs will be earned at target performance levels, which is also the highest level of performance for such awards. As described in "2025 LTIP – Type of Equity Granted and Performance Metrics" in the CD&A on page 33, grants of the 2025 PSUs and the 2022 Tranche 2 PSUs reflected in the Summary Compensation Table for 2025 reflect the portion of the 2025 PSUs and the 2022 Tranche 2 PSUs applicable to the fiscal 2025 performance year granted when the Adjusted EBITDA goal was established by the Compensation Committee. With respect to the Milestone PSUs, assuming achievement of the applicable performance goals, the PSUs would have had a grant date fair value of $468,950 for Mr. McMonagle, $83,000 for Mr. Eperjesy, $435,750 for Mr. J. Ross, $435,750 for Mr. Rich and $62,250 for Mr. Jolas; however, as the probability of achieving the applicable performance goals was not considered "probable" in accordance with FASB ASC Topic 718, the grant date fair value of such Milestone PSUs was zero. For additional information, including a discussion of the assumptions used to calculate the grant date fair values of these awards, see Note 13 to our Consolidated Financial Statements contained in our 2025 Annual Report on Form 10-K.
(4) The amounts for 2025 reported in this column represent the amounts earned by each NEO under our 2025 STIP. For additional information regarding our 2025 STIP, please refer to "Annual Bonus" in the CD&A on page 30.
(5) The amounts reported as earned in this column represent the following for 2025:
–Mr. McMonagle. Amounts include: $5,721 for 401(k) matching contributions and $16,821 for costs related to a Company vehicle.
–Mr. Eperjesy. Amounts include: $10,292 for 401(k) matching contributions and $14,400 for a vehicle allowance.
–Mr. J. Ross. Amounts include: $9,779 for 401(k) matching contributions and $14,400 for a vehicle allowance.
–Mr. Rich. Amounts include: $18,465 for costs related to a Company vehicle.
–Mr. Jolas. Amounts include: $11,671 for 401(k) matching contributions, $14,400 for a vehicle allowance and $14,227 for costs related to a Company vehicle.

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Grants of Plan-Based Awards
The table below presents information regarding awards under the 2025 STIP and LTIP for the fiscal year ended December 31, 2025.

			Estimated Future Payouts Under			Estimated Future Payouts Under			All Other Stock Awards: Number of Shares of Stock or Units)	Grant Date Fair Value of Stock Awards ($)(8)
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards
Name	Plan	Grant Date(3)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(4)	Target (#)(4)	Maximum (#)(4)
Ryan McMonagle	2025 STIP(1)(2)		425,000	850,000	1,487,500
	2025 LTIP RSU(3)	4/28/25							162,500	674,375
	2025 LTIP PSU(4)(6)	4/28/25				—	40,625	—		168,594
	2022 LTIP PSU(5)(6)	2/23/25				—	40,625	—		182,000
	2025 MILESTONE PSU(7)	4/28/25				—	113,000	—		—
Christopher J. Eperjesy	2025 STIP(1)(2)		198,250	396,500	693,875
	2025 LTIP RSU(3)	4/28/25							90,000	373,500
	2025 LTIP PSU(4)(6)	4/28/25				—	22,500	—		93,375
	2022 LTIP PSU(5)(6)	2/23/25				—	33,750	—		151,200
	2025 MILESTONE PSU(7)	4/28/25				—	20,000	—		—
Joseph Ross	2025 STIP(1)(2)		162,500	325,000	568,750
	2025 LTIP RSU(3)	4/28/25							100,000	415,000
	2025 LTIP PSU(4)(6)	4/28/25				—	25,000	—		103,750
	2022 LTIP PSU(5)(6)	2/23/25				—	25,000	—		112,000
	2025 MILESTONE PSU(7)	4/28/25				—	105,000	—		—
Thomas Rich	2025 STIP(1)(2)		162,500	325,000	568,750
	2025 LTIP RSU(3)	4/28/25							100,000	415,000
	2025 LTIP PSU(4)(6)	4/28/25				—	25,000	—		103,750
	2022 LTIP PSU(5)(6)	2/23/25				—	25,000	—		112,000
	2025 MILESTONE PSU(7)	4/28/25				—	105,000	—		—
Paul M. Jolas	2025 STIP(1)(2)		146,250	292,500	511,875
	2025 LTIP RSU(3)	4/28/25							67,500	280,125
	2025 LTIP PSU(4)(6)	4/28/25				—	16,876	—		70,035
	2023 LTIP PSU(5)(6)	2/23/25				—	16,876	—		75,604
	2025 MILESTONE PSU(7)	4/28/25					15,000			—
(1) With respect to the 2025 STIP awards, on February 23, 2026, the Compensation Committee approved the STIP, and affirmed the performance measures on which the cash STIP bonus payments were based. For more information regarding the 2025 STIP awards and the determination of the STIP target bonus percentages, see the discussion under "2025 Short-Term Incentive Plan ("STIP")" in the CD&A on page 31.
(2) The 2025 STIP awards consist of annual incentive bonus opportunities for each of the NEOs awarded under the 2025 STIP. The threshold, target and maximum amounts shown are equal to 50%, 100% and 175%, respectively, of the NEOs’ target bonus percentage. See the description of the 2025 STIP under "2025 Short-Term Incentive Plan ("STIP")" above on page 31. The award amounts shown in this table are calculated based on each NEO’s annual base salary actually paid for 2025, or, in the case of Mr. Jolas and Mr. Eperjesy, their base salary in effect on December 31, 2025. For more information regarding the NEOs’ 2025 Base Salaries, see the discussion under "2025 Base Salaries" in the CD&A on page 30.
(3) Reflects the LTIP awards in the form of time-based RSUs granted to the NEOs under the 2025 LTIP in accordance with the 2019 Omnibus Incentive Plan as discussed under "Long-Term Incentive Plan ("LTIP")" beginning on page 33. These awards are also reported on the "Outstanding Equity Awards at Fiscal Year-End" table on page 43 and the aggregate grant date fair value is included in the Stock column of the "Summary Compensation Table" on page 39.
(4) Reflects the portion of the 2025 PSUs applicable to the fiscal 2025 performance year granted for accounting purposes when the Adjusted EBITDA goal was established by the Compensation Committee.
(5) The 2022 LTIP Awards for Messrs. McMonagle, Eperjesy, Ross and Rich reflect the portion of the 2022 Tranche 2 PSUs applicable to the fiscal 2025 performance year granted for accounting purposes when the Adjusted EBITDA goal was established by the Compensation Committee. The 2023 LTIP Awards for Mr. Jolas were made in connection with his appointment as Executive Vice President, General Counsel and Corporate Secretary. These awards are comprised of the Tranche 2 PSUs applicable to the fiscal 2025 performance year granted for accounting purposes following the Compensation Committee’s establishment of the Adjusted EBITDA goal.
(6) The maximum number of shares that may be earned with respect to the PSUs is equal to the number of shares earned at target level performance.
(7) Reflects the PSUs granted in fiscal 2025, which vest based upon the attainment of certain performance goals related to corporate milestones.
(8) The grant date fair value of the RSU and PSU awards was computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures and as further described above in the notes to the "Summary Compensation Table" on page 39 and Note 13 to our Consolidated Financial Statements contained in our 2025 Annual Report on Form 10-K.
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Employment Agreements
Ryan McMonagle
In connection with Mr. McMonagle’s appointment as Chief Executive Officer, the Company and Mr. McMonagle entered into an amended and restated employment agreement on December 7, 2022, effective March 20, 2023, and amended April 26, 2024, pursuant to which Mr. McMonagle serves as Chief Executive Officer for an initial term of five years, subject to renewal thereafter for successive one-year periods, and will be nominated to the Board for so long as he remains Chief Executive Officer. Pursuant to this amended and restated employment agreement, Mr. McMonagle is entitled to receive: (i) a base salary of $850,000; and (ii) an annual cash bonus equal to 100% of his base salary paid during the year based on Company performance metrics and/or individual performance objectives, in each case, as determined by the Board or its Compensation Committee. Mr. McMonagle may be eligible to receive equity awards under the 2019 Omnibus Incentive Plan, as determined by the Board or its Compensation Committee. Mr. McMonagle is also party to a restrictive covenant agreement with the Company, pursuant to which Mr. McMonagle is subject to certain restrictive covenants, including confidentiality, non-disparagement and 24-month post-termination non-competition and non-solicitation covenants.
Christopher J. Eperjesy
The Company and Mr. Eperjesy are party to an employment agreement dated August 2, 2022, pursuant to which Mr. Eperjesy serves as Chief Financial Officer for an initial term of five years commencing on August 15, 2022, subject to renewal for successive one-year periods. Pursuant to the employment agreement, Mr. Eperjesy is entitled to receive: (i) a base salary of $585,000; (ii) an annual cash bonus equal to 65% of his base salary paid during the year based on Company performance metrics and/or individual performance objectives, in each case, as determined by the Board or its Compensation Committee; and (iii) subject to Board approval, an initial equity award under the 2019 Omnibus Incentive Plan covering a total of 180,000 shares of common stock of the Company in the form of time- and performance-based restricted stock units. In connection with the employment agreement, the Company also entered into a restrictive covenant agreement with Mr. Eperjesy, pursuant to which Mr. Eperjesy is subject to certain restrictive covenants, including confidentiality, non-disparagement and 12-month post-termination non-competition and non-solicitation covenants.
Joseph Ross
The Company and Mr. J. Ross entered into an employment agreement on November 2, 2021 (as amended by that certain Performance Stock Unit Grant Notice and Performance Stock Unit Agreement between the Company and Mr. J. Ross, dated August 2, 2022 (the "2022 J. Ross PSU Award")), pursuant to which Mr. J. Ross serves as President — Sales for an initial term of five years, subject to renewal thereafter for successive one-year periods. Pursuant to the employment agreement, Mr. J. Ross is entitled to receive: (i) a base salary of $450,000; and (ii) an annual cash bonus equal to 65% of his base salary paid during the year based on Company performance metrics and/or individual performance objectives, in each case, as determined by the Board or its Compensation Committee. Mr. J. Ross is eligible to receive equity awards under the 2019 Omnibus Incentive Plan, as determined by the Board or its Compensation Committee, in the form of time- and performance-based restricted stock units. Under the terms of the 2022 J. Ross PSU Award, Mr. J. Ross’ employment agreement was amended to provide that Mr. J. Ross is no longer entitled to receive the one-time cash transaction bonus included in the employment agreement. In connection with the employment agreement, the Company also entered into a restrictive covenant agreement with Mr. J. Ross, pursuant to which Mr. J. Ross is subject to certain restrictive covenants, including confidentiality, non-disparagement and 12-month post-termination non-competition and non-solicitation covenants.
Thomas Rich
The Company and Mr. Rich entered into an employment agreement on November 2, 2021 (as amended by that certain Performance Stock Unit Grant Notice and Performance Stock Unit Agreement between the Company and Mr. Rich, dated August 2, 2022 (the "2022 Rich PSU Award")), pursuant to which Mr. Rich serves as Executive Vice President — Rentals for an initial term of five years, subject to renewal thereafter for successive one-year periods. In 2023, Mr. Rich was promoted to President — Rentals. Pursuant to the employment agreement, Mr. Rich is entitled to receive: (i) a base salary of $450,000; and (ii) an annual cash bonus equal to 65% of his base salary paid during the year based on Company performance metrics and/or individual performance objectives, in each case, as determined by the board or its compensation committee. Mr. Rich is eligible to receive equity awards under the 2019 Omnibus Incentive Plan, as determined by the board or its compensation committee, in the form of time- and performance-based restricted stock units. Under the terms of the 2022 Rich PSU Award, Mr. Rich’s employment agreement was amended to provide that Mr. Rich is no longer entitled to receive the one-time cash transaction bonus included in the employment agreement. In connection with the employment agreement, the Company also entered into a restrictive covenant agreement with Mr. Rich, pursuant to which Mr. Rich is subject to certain restrictive covenants, including confidentiality, non-disparagement and 12-month post-termination non-competition and non-solicitation covenants.
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Paul M. Jolas
The Company and Mr. Jolas entered into an employment agreement effective July 31, 2023, pursuant to which Mr. Jolas serves as Executive Vice President, General Counsel and Corporate Secretary for an initial term of five years, subject to renewal thereafter for successive one-year periods. Pursuant to the employment agreement, Mr. Jolas is entitled to receive: (i) a base salary of $430,000; and (ii) an annual cash bonus equal to 65% of his base salary paid during the year based on Company performance metrics and/or individual performance objectives, in each case, as determined by the Board or its Compensation Committee. Mr. Jolas is eligible to receive equity awards under the 2019 Omnibus Incentive Plan, as determined by the Board or its Compensation Committee, in the form of time- and performance-based restricted stock units. In connection with the employment agreement, the Company also entered into a restrictive covenant agreement with Mr. Jolas, pursuant to which Mr. Jolas is subject to certain restrictive covenants, including confidentiality, non-disparagement and 12-month post-termination non-competition and non-solicitation covenants.

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Outstanding Equity Awards at Fiscal Year-End
The following table summarizes, for each of the NEOs, the outstanding equity awards as of December 31, 2025. The market value of the shares of common stock reflected in the table is based upon the market price per share on December 31, 2025 (the last trading day of 2025), which was $5.76.

			Stock Awards
Name	Award Type	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ryan McMonagle	2022 RSU Award	8/02/22	162,500	936,000
	2022 PSU Award	8/02/22			203,125	1,170,000
	2025 RSU Award	4/28/25	162,500	936,000
	2025 PSU Award	4/28/25			40,625	234,000
	2025 MILESTONE PSU Award	4/28/25			113,000	—
Christopher J. Eperjesy	2022 RSU Award	8/02/22	112,500	648,000
	2022 PSU Award	8/02/22			123,750	712,800
	2025 RSU Award	4/28/25	90,000	518,400
	2025 PSU Award	4/28/25			22,500	129,600
	2025 MILESTONE PSU Award	4/28/25			20,000	—
Joseph Ross	2022 RSU Award	8/02/22	100,000	576,000
	2022 PSU Award	8/02/22			125,000	720,000
	2025 RSU Award	4/28/25	100,000	576,000
	2025 PSU Award	4/28/25			25,000	144,000
	2025 MILESTONE PSU Award	4/28/25			105,000	—
Thomas Rich	2022 RSU Award	8/02/22	100,000	576,000
	2022 PSU Award	8/02/22			125,000	720,000
	2025 RSU Award	4/28/25	100,000	576,000
	2025 PSU Award	4/28/25			25,000	144,000
	2025 MILESTONE PSU Award	4/28/25			105,000	—
Paul M. Jolas	2023 RSU Award 1	7/31/23	33,750	194,400
	2023 RSU Award 2	7/31/23	50,625	291,600
	2023 PSU Award 1	7/31/23			42,188	243,003
	2023 PSU Award 2	7/31/23			42,188	243,003
	2025 RSU Award	4/28/25	67,500	388,800
	2025 PSU Award	4/28/25			16,875	97,200
	2025 MILESTONE PSU Award	4/28/25			15,000	—
(1) Each of the RSU time-based awards vests as follows:
–2022 RSU Award. One-fourth of the award vests on April 1 of each year beginning in 2024 (2023 for Mr. Eperjesy) subject to continued employment through the applicable vesting date.
–2023 RSU Award 1. One-fourth of the award vests on April 1 of each year beginning in 2024 subject to continued employment through the applicable vesting date.
–2023 RSU Award 2. One-fourth of the award vests on April 1 of each year beginning in 2025 subject to continued employment through the applicable vesting date.
–2025 RSU Award. One-fourth of the award vests on April 1 of each year beginning in 2026 subject to continued employment through the applicable vesting date.
(2) Each of the PSU performance-based awards vests as follows:
–2022 PSU Award. The PSUs are divided into two vesting tranches: (i) one-fourth of the PSUs in the first tranche vest at the end of each fiscal year 2023 through 2026 subject to the attainment of a specific stock price target, averaged over 30 days, during the applicable performance year, (with such performance target deemed attained if Platinum Equity, LLC or its affiliate consummates a sale of shares of the Company’s common stock to an unaffiliated third party when the specific stock price target has been attained), with a portion of such PSUs remaining eligible to vest in a subsequent performance year in the event the stock price target is not obtained for the given performance year; and (ii)(A) one-fourth of the PSUs in the second tranche vest at the end of each fiscal year 2023 through 2026 subject to the attainment of a specific stock price target during the
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applicable performance year, with a portion of such PSUs remaining eligible to vest in a subsequent performance year in the event the stock price target is not obtained for the given performance year or (B) one-fourth of the PSUs in the second tranche vest at the end of each fiscal year 2024 through 2027 as follows: (x) 100% of the PSUs eligible to vest will vest subject to achievement of the specific Adjusted EBITDA goal for the prior fiscal year at the target level or (y) one-fourth of the PSUs eligible to vest will vest subject to achievement of the specific adjusted EBITDA goal for the prior fiscal year at the threshold level (and if actual Adjusted EBITDA is between the target and threshold levels, then the number of PSUs that vest is determined based on straight-line interpolation between such performance levels), whichever of clause (A) or (B) results in a higher number of PSUs vesting for the applicable performance year, in each case, subject to continued employment through the applicable vesting date.
–2023 PSU Award 1 and 2. The PSUs are divided into two vesting tranches: (i) one-fourth of the PSUs in the first tranche vest at the end of each fiscal year 2023 through 2026 (2023 PSU Award 1) and at the end of each fiscal year 2024 through 2027 (2023 PSU Award 2) subject to the attainment of a specific stock price target, averaged over 30 days, during the applicable performance year (with such performance target deemed attained if Platinum Equity, LLC or its affiliate consummates a sale of shares of the Company’s common stock to an unaffiliated third party when the specific stock price target has been attained), with any portion of such PSUs remaining eligible to vest in a subsequent performance year in the event the stock price target is not obtained for the given performance year; and (ii) one-fourth of the PSUs in the second tranche vest at the end of each fiscal year 2023 through 2026 (2023 PSU Award 1) and at the end of each fiscal year 2024 through 2027 (2023 PSU Award 2) as follows: (x) 100% of the PSUs eligible to vest will vest subject to the achievement of a specific Adjusted EBITDA goal for the prior fiscal year at the target level or (y) one-fourth of the PSUs eligible to vest will vest subject to achievement of the specific Adjusted EBITDA goal for the prior fiscal year at the threshold level (and if actual Adjusted EBITDA is between the target and threshold levels, then the number of PSUs that vest is determined based on straight-line interpolation between such performance levels), in each case, subject to continued employment through the applicable vesting date.
–2025 PSU Award. One-fourth of the PSUs vest at the end of each fiscal year 2026 through 2029 as follows: (x) 100% of the PSUs eligible to vest will vest subject to the achievement of a specific Adjusted EBITDA goal for the prior fiscal year at the target level or (y) one-fourth of the PSUs eligible to vest will vest subject to achievement of the specific Adjusted EBITDA goal for the prior fiscal year at the threshold level (and if actual Adjusted EBITDA is between the target and threshold levels, then the number of PSUs that vest is determined based on straight-line interpolation between such performance levels), in each case, subject to continued employment through the applicable vesting date.
–2025 MILESTONE PSU Award. The PSUs vest upon the achievement of certain performance goals related to corporate milestones, with 50% of the PSUs vesting upon achievement of one performance goal and 50% vesting upon achievement of another performance goal, in each case subject to the participant's continued employment through the date of achievement (except as provided in the following sentence). If the named executive officer’s employment is terminated by us without "cause", subject to the NEO’s execution of a release of claims, then the NEO will be entitled to retain any unvested and outstanding Milestone PSUs, which will be eligible to vest as described under “Special One-Time Milestone PSU Grants” above. The performance period for the Milestone PSUs covers fiscal years 2025 through 2027.
Refer to "2025 LTIP — Type of Equity Granted and Performance Metrics" on page 33 for a further description of the PSU vesting provisions.
2025 Stock Vested and Option Exercises
The following table presents, for each of the NEOs, the number of shares of our common stock acquired and the value realized upon the vesting and settlement of RSUs during 2025. There were no exercises of stock options during 2025 by our NEOs, and no PSUs granted to our NEOs vested during 2025. Stock awards vested in 2025 are comprised of RSUs granted under the LTIP for the fiscal years ended December 31, 2025, 2024 and 2023.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ryan McMonagle	162,500	$682,500
Christopher J. Eperjesy	67,500	$283,500
Joseph Ross	100,000	$420,000
Thomas Rich	100,000	$420,000
Paul M. Jolas	33,750	$141,750
(1) The value realized is calculated by multiplying the number of shares of stock received by the closing price per share of our common stock on the NYSE on the applicable vesting date or, if such date was not a trading date, on the last trading day immediately preceding the vesting date. In 2025, certain RSUs held by our NEOs vested on April 1, 2025, and the closing price per share of our common stock was $4.20.
Potential Payments Upon Termination or Change in Control
Each of our NEOs has entered into an employment agreement, certain material terms of which have been summarized under "Employment Agreements" beginning on page 41. Upon a qualifying termination of employment, our NEOs are entitled to payments of compensation and certain benefits. The table below summarizes the termination scenarios in which our NEOs would be entitled to these benefits and quantifies the benefits payable to each NEO and upon the occurrence of a change in control. Under the employment agreements, the payment of termination benefits is generally subject to the executive’s execution and non-revocation of a general release of claims and continued compliance with restrictive covenant obligations. Vesting of unvested equity awards upon a change in control depends on the type and, for PSUs, the amount of consideration payable in the change in control, as further described in section "Change in Control Provisions Affecting LTIP Awards" in the CD&A beginning on page 35. The amounts shown are estimates of the amounts that would be paid to the NEOs upon the
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occurrence of the applicable triggering event, assuming that the triggering event occurred on December 31, 2025 and in the case of a change in control, that the consideration payable per share in the transaction was cash equal to our closing share price on the last trading day of 2025.

Name	Termination Scenario	Severance ($)(1)	Annual Incentive Plan ($)(2)	Benefits Continuation ($)(3)	Vesting of Restricted Stock Units ($)(4)	Total ($)(5)
Ryan McMonagle	Termination Without Cause or for Good Reason (No Change in Control)	1,700,000	850,000	43,077	—	2,593,077
	Termination Without Cause or for Good Reason in Connection with a Change in Control	1,700,000	850,000	43,077	2,340,950	4,934,027
	Termination Due to Death	—	—	171,539	—	171,539
	Termination Due to Disability	—	—	21,539	—	21,539
	Change in Control (No Termination)	—	—	—	2,340,950	2,340,950
Christopher J. Eperjesy	Termination Without Cause or for Good Reason (No Change in Control)	610,000	396,500	21,539	—	1,028,039
	Termination Without Cause or for Good Reason in Connection with a Change in Control	610,000	396,500	21,539	1,249,400	2,277,439
	Termination Due to Death	—	—	171,539	—	171,539
	Termination Due to Disability	—	—	21,539	—	21,539
	Change in Control (No Termination)	—	—	—	1,249,400	1,249,400
Joseph Ross	Termination Without Cause or for Good Reason (No Change in Control)	500,000	325,000	28,210	—	853,210
	Termination Without Cause or for Good Reason in Connection with a Change in Control	500,000	325,000	28,210	1,587,750	2,440,960
	Termination Due to Death	—	—	178,210	—	178,210
	Termination Due to Disability	—	—	28,210	—	28,210
	Change in Control (No Termination)	—	—	—	1,587,750	1,587,750
Thomas Rich	Termination Without Cause or for Good Reason (No Change in Control)	500,000	325,000	28,139	—	853,139
	Termination Without Cause or for Good Reason in Connection with a Change in Control	500,000	325,000	28,139	1,587,750	2,440,889
	Termination Due to Death	—	—	178,139	—	178,139
	Termination Due to Disability	—	—	28,139	—	28,139
	Change in Control (No Termination)	—	—	—	1,587,750	1,587,750
Paul M. Jolas	Termination Without Cause or for Good Reason (No Change in Control)	450,000	292,500	17,422	—	759,922
	Termination Without Cause or for Good Reason in Connection with a Change in Control	450,000	292,500	17,422	937,050	1,696,972
	Termination Due to Death	—	—	167,422	—	167,422
	Termination Due to Disability	—	—	17,422	—	17,422
	Change in Control (No Termination)	—	—	—	937,050	937,050
(1) One times the NEO’s base salary, payable in installments during the 12-month period following the termination (in the case of Mr. McMonagle, such amount is two times his base salary, payable over the 24-month period following the termination).
(2) Any prior year’s earned but unpaid annual bonus and a pro-rated annual bonus for the year of termination based on actual performance. The target annual award payment amount based on each NEO’s annual base salary is reported in this table.
(3) Continued participation at the Company’s cost in the Company’s group health plan for up to 12 months (or, in the case of Mr. McMonagle, continued participation for up to 24 months in such group health plan in the event of a termination without “cause” or for “good reason” or non-renewal of the employment term), and with respect to a termination due to death, a payment under a life insurance policy in an amount equal to 100% of the NEO’s base annual earnings (up to a maximum of $150,000).
(4) The accelerated vesting of LTIP awards assuming a change in control in which the consideration payable per share is cash equal to the closing share price on the last trading day of the reporting year. The amount shown represents the value of RSUs and Milestone PSUs that would vest upon the change in control transaction. With respect to the Milestone PSUs granted in 2025, if a change in control of the Company occurs during the applicable performance period and the NEO has been in continuous service with the Company through such change in control, all of the NEO’s unvested Milestone PSUs will fully vest. If the NEO’s employment is terminated by the Company without “cause,” subject to the NEO’s execution of a release of claims, the NEO will be entitled to retain
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any unvested and outstanding Milestone PSUs, which will remain eligible to vest upon the achievement of the applicable performance goals. Because the closing share price was lower than the stock price target for all of the PSUs (other than the Milestone PSUs), no such PSUs would have vested and therefore no value related to such PSUs is included in the amount shown in this column. If less than 80% of the consideration payable in a change in control is not cash, outstanding RSUs will remain outstanding and eligible to vest based on the existing vesting schedule and if value of the consideration payable per share in the change in control equals or exceeds the applicable stock price target, PSUs (other than the Milestone PSUs) will generally convert to time-based vesting and vest at the end of each performance year in accordance with the applicable award agreement without regard to any stock price target or EBITDA goal, as applicable, provided that if the RSUs and PSUs are not assumed or substituted for by the surviving company in the change in control, then the awards will vest. In addition, if the NEO’s employment is terminated by the Company without “cause” or by the NEO for “good reason,” in either case, within one year following a change in control in which less than 80% of the consideration payable is cash, any outstanding RSUs and converted PSUs will vest. If the consideration payable per share in a change in control is less than the stock price target for a PSU (other than the Milestone PSUs), the PSU will be forfeited for no consideration upon such change in control. Refer to "Change in Control Provisions Affecting LTIP Awards" in the CD&A on page 35 for further information.
(5) Amounts shown do not account for any reduction pursuant to the Section 280G best pay provisions in the NEO employment agreements. Any such reduction would be calculated upon actual termination of employment.
2025 Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Mr. McMonagle, our CEO during fiscal year 2025.
The ratio of the annual total compensation of our "median employee" of $72,848 to the annual total compensation of our CEO of $2,577,511, was approximately 35:1. In calculating the annual total compensation for the median employee, we included each element of compensation listed in the Summary Compensation Table above, including the Company’s matching contribution to a 401(k) plan or similar plan for such median employee. To identify the median employee, we used W-2 earnings as of December 31, 2025.
We identified the median employee used for 2025 from the Company’s employee population as of December 31, 2025. After excluding 59 employees pursuant to the de minimis exemption, the Company’s employee population consisted of 2,476 employees. Under the de minimis exemption, the Company was permitted to exclude up to 5% of its total employees who are non-U.S. employees. The Company relied on this exemption to exclude the employee population of 59 employees in Canada, which collectively accounted for less than 5% of the Company’s total employee population of 2,535 as of December 31, 2025.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported above should not be used as a basis for comparison between companies by other companies. In addition, we expect the Company’s annually reported pay ratio may vary significantly year over year, given the size of the Company and the potential variability in Company employee compensation.
Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed fiscal years. In determining the "compensation actually paid" to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2025, 2024, 2023, 2022 and 2021 fiscal years.
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							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for Current PEO(1)	Summary Compensation Table Total for Former PEO(1)	Compensation Actually Paid to Current PEO(1)(2)(3)	Compensation Actually Paid to Former PEO(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO(1) NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)	Company Total Stockholder Return	Peer Group Total Stockholder Return(4)	Net Income (Loss) ($ in millions)	Adjusted EBITDA(5) ($ in millions)
2025	$2,577,511	—	$2,061,573	—	$1,400,851	$896,291	$91.14	$170.83	$(31.1)	$383.6
2024	$1,126,448	—	$353,322	—	$681,943	$501,033	$77.83	$135.70	$(28.7)	$339.7
2023	$1,937,026	$1,543,514	$765,594	$329,849	$1,038,424	$575,754	$97.78	$146.01	$50.7	$426.9
2022	—	$4,261,163	—	$3,142,037	$2,134,747	$1,445,764	$85.75	$114.07	$38.9	$393.0
2021	—	$6,447,451	—	$5,441,201	$4,009,465	$2,510,468	$108.55	$125.90	$(181.5)	$277.3
(1) Ryan McMonagle served as Chief Executive Officer ("CEO"), the principal executive officer ("PEO"), in fiscal years 2025 and 2024 and fiscal year 2023 after March 20, 2023, and served as President and Chief Operating Officer in fiscal years 2021, 2022 and 2023 until March 20, 2023. Fred Ross served as CEO, the PEO, in fiscal years 2021, 2022 and 2023 until March 20, 2023. Compensation reflected in the Summary Compensation Table Total for Current PEO column reflects the total compensation of our current CEO, Mr. McMonagle, for the fiscal years ended December 31, 2023, 2024 and 2025, as reported in the Summary Compensation Table. Compensation reflected in the Summary Compensation Table Total for Former PEO column reflects the total compensation of our former CEO, Mr. F. Ross, for the fiscal years ended December 31, 2021, 2022 and 2023, as reported in the Summary Compensation Table in the Company’s 2024 Proxy Statement. Compensation reflected in the Summary Compensation Table Total for Non-PEO NEOs column reflects the compensation of the below individuals:

Year	Non-PEO NEOs
2025	Christopher J. Eperjesy, Joseph Ross, Thomas Rich and Paul M. Jolas
2024	Christopher J. Eperjesy, Joseph Ross, Thomas Rich and Paul M. Jolas
2023(i)	Fred Ross, Ryan McMonagle, Christopher J. Eperjesy, Joseph Ross, Thomas Rich and Paul M. Jolas
2022	Ryan McMonagle, Christopher J. Eperjesy, Joseph Ross, Thomas Rich, R. Todd Barrett, Jim Carlsen and Adam Haubenreich
2021	Ryan McMonagle, Bradley Meader, Joseph Ross, Thomas Rich, R. Todd Barrett, Jim Carlsen and Adam Haubenreich
(i) Reflects Mr. F. Ross’s service as Founder starting March 20, 2023 and Mr. McMonagle’s service as President and Chief Operating Officer until March 20, 2023.
(2) Compensation Actually Paid ("CAP") is an amount calculated using a formula prescribed by the SEC based on total compensation as disclosed in the "Summary Compensation Table" ("SCT") on page 39, with specified adjustments for pensions (if applicable) and stock-based compensation. To calculate CAP, the following amounts were deducted from and added to SCT total compensation:

PEO SCT Total to CAP Reconciliation:
Year	SCT Total(i)	Net Adjustments to SCT Total(ii)	CAP
2025	$2,577,511	$(515,938)	$2,061,573

Average Non-PEO NEOs SCT Total to CAP Reconciliation:
Year	SCT Total(i)	Net Adjustments to SCT Total(ii)	CAP
2025	$1,400,851	$(504,560)	$896,291
(i) Reflects "Total Compensation" reported in the SCT for the year shown.
(ii) Includes the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. Fair value or change in fair value, as applicable, of equity awards was determined by reference to (i) for RSUs, the closing price per share on the applicable year-end dates or, in the case of vesting dates, the closing price per share on the applicable vesting dates; (ii) for PSUs (excluding any market-based awards), the same valuation methodology as RSU awards except that the year-end values are multiplied by the probability of achievement of the applicable performance objective as of the applicable date; and, (iii) for market-based awards, the fair value is calculated using a Monte Carlo simulation approach in a risk-neutral framework to model future stock price movements based upon historical volatility (based on the weighted-average combination of the Company’s historic volatility and of the implied volatility of a group of the Company’s peers), risk-free rates of return, and correlation matrix. Please refer to the section "Accounting for Share-Based Compensation" in the CD&A on page 35 for additional information. The equity components of CAP for the 2025 fiscal year are further detailed in the supplemental tables below. No adjustments for pensions are required as the Company does not have a defined-benefit plan.
Custom Truck One Source, Inc. 2026 Proxy Statement | 47

Adjustments to Determine Compensation "Actually Paid" for CEOs	2025
Deduction for amounts reported under the "Stock Awards" column in the SCT	$(1,024,969)
Increase for fair value of awards granted during year that remain unvested as of year-end	379,031
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	229,125
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	(99,125)
Total adjustments	$(515,938)

Adjustments to Determine Average Compensation "Actually Paid" for Non-CEO NEOs	2025
Deduction for amounts reported under the "Stock Awards" column in the SCT	$(576,335)
Increase for fair value of awards granted during year that remain unvested as of year-end	73,909
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	20,213
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	(22,347)
Total adjustments	$(504,560)
(3) The assumptions used in calculating the fair value of unvested stock-based awards as of December 31 of each year (or the vest date, if earlier) were consistent with those used to calculate the grant date fair value. The amounts shown do not constitute a promise or commitment by the Company to pay and final outcomes are likely to differ.
(4) The peer group is the S&P 600 Industrials and comprises those companies included in the S&P SmallCap 600 that are classified as members of the GICS® Industrials sector peer group (the "PvP Peer Group").
(5) As an additional measure, the Company has included Adjusted EBITDA, which is used by the Company to evaluate performance and allocate resources. For additional information refer to 2025 Short-Term Incentive Plan ("STIP") on page 31.
The following discusses the relationship between compensation actually paid to our CEOs and the average of our non-CEO NEOs versus selected measures for 2021-2025:
Compensation Actually Paid vs. Net Income (Loss)
■Compensation actually paid to our current CEO of $2.1 million, $0.4 million and $0.8 million for 2025, 2024 and 2023, respectively, and to our former CEO of $0.3 million, $3.1 million and $5.4 million, respectively, for 2023, 2022 and 2021 and average compensation actually paid to our non-CEO NEOs of $0.9 million, $0.5 million, $0.6 million, $1.4 million and $2.5 million for 2025, 2024, 2023, 2022 and 2021, respectively, compares to net income (loss) of $(31.1) million, $(28.7) million, $50.7 million, $38.9 million and $(181.5) million for 2025, 2024, 2023, 2022 and 2021, respectively.
Compensation Actually Paid vs. Adjusted EBITDA
■Compensation actually paid to our current CEO of $2.1 million, $0.4 million and $0.8 million for 2025, 2024 and 2023, respectively, and to our former CEO of $0.3 million, $3.1 million and $5.4 million, respectively, for 2023, 2022 and 2021 and average compensation actually paid to our non-CEO NEOs of $0.9 million, $0.5 million, $0.6 million, $1.4 million and $2.5 million for 2025, 2024, 2023, 2022 and 2021, respectively, compares to Adjusted EBITDA of $383.6 million, $339.7 million, $426.9 million, $393.0 million and $277.3 million for 2025, 2024, 2023, 2022 and 2021, respectively.
Company Cumulative TSR vs. PvP Peer Group TSR
■The Company’s TSR of $91.14, $77.83, $97.78, $85.75 and $108.55 for 2025, 2024, 2023, 2022 and 2021, respectively, compares to Peer Group TSR of $170.83, $135.70, $146.01, $114.07 and $125.90 for 2025, 2024, 2023, 2022 and 2021, respectively.
Compensation Actually Paid vs. Company Cumulative TSR
■During 2025, compensation actually paid to our CEO and average compensation actually paid to our non-CEO NEOs increased 483% and 79%, respectively, compared to a 17% increase in the Company’s TSR. During 2024, compensation actually paid to our CEO and average compensation actually paid to our non-CEO NEOs declined 68% and 13%, respectively, compared to a 20% decrease in the Company’s TSR. During 2023, compensation actually paid to our CEOs and average compensation actually paid to our non-CEO NEOs declined 65% and 60%, respectively, compared to a 14% increase in the Company’s TSR. During 2022, compensation actually paid to our CEO and average compensation actually paid to our non-CEO NEOs declined 42% and 42%, respectively, compared to a 21% decrease in the Company’s TSR.
Custom Truck One Source, Inc. 2026 Proxy Statement | 48

The following table lists the four most important financial performance measures that the Compensation Committee used to link compensation actually paid to the NEOs to Company performance for the most recently completed fiscal year.

Most Important Performance Measures
Adjusted EBITDA(1)(3)
Unlevered Free Cash Flow(2)(3)
Gross Profit(4)
Net Leverage Ratio(5)
(1) Adjusted EBITDA is the performance measure used for performance units (the PSUs), as discussed in "Long-Term Incentive Plan ("LTIP")" beginning on page 33.
(2) Unlevered Free Cash Flow is one of the performance measures used for bonus opportunity, as discussed in 2025 Short-Term Incentive Plan ("STIP") on page 31.
(3) For our NEOs, 100% of their bonus opportunity for 2025 was based on Company ("corporate") Adjusted EBITDA and Unlevered Free Cash Flow for 2025, as discussed in 2025 Short-Term Incentive Plan ("STIP") on page 31.
(4) Gross Profit is the performance measure used to evaluate the Company’s operating segment performance. For additional information, see Note 19 to our audited consolidated financial statements included in our 2025 Annual Report on Form 10-K.
(5) Leverage Ratio is a measure used by the Company to evaluate the ability to service debt. Net Leverage Ratio is calculated as the ratio of "net debt," which is total debt (calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) less cash and cash equivalents, over Adjusted EBITDA.
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EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes the information regarding equity awards outstanding and available for future grants as of December 31, 2025:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(4)
Equity compensation plans approved by security holders(1)	4,683,813	$4.00	12,910,340
Equity compensation plans not approved by security holders	—	—	—
Total	4,683,813	$4.00	12,910,340

(1) Consists of the 2019 Omnibus Incentive Plan and 2022 Employee Stock Purchase Plan (the "ESPP").
(2) Includes 73,333 outstanding stock options and 4,610,480 unvested restricted stock units and unvested performance stock units.
(3) Includes the weighted average exercise price for outstanding options only; restricted stock units and performance stock units do not have an exercise price and are not included in the calculation of weighted average exercise price.
(4) Includes 8,444,113 shares available for future issuance under the 2019 Omnibus Incentive Plan and 4,466,227 shares available for future issuance under our ESPP.
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STOCK OWNERSHIP
The following table sets forth information as of April 16, 2026 regarding ownership of shares of our common stock by:
–each person known to be the beneficial owner of more than 5% of our outstanding common stock;
–each director;
–each Named Executive Officer; and
–all current executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Percentage ownership is based on 227,432,821 shares of common stock outstanding as of April 16, 2026. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Custom Truck One Source, Inc., 7701 Independence Ave, Kansas City, Missouri 64125.

Name of Beneficial Owner		Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
Directors and Named Executive Officers:
Ryan McMonagle		695,984	*
Fred Ross	(1)	2,540,188	1.1%
Mark D. Ein	(2)	5,186,178	2.3%
Marshall Heinberg	(3)	512,195	*
Louis Samson		—	*
David Wolf		—	*
Georgia Nelson		132,663	*
Mary Jackson		82,032	*
David Glatt		—	*
Paul Bader		120,663	*
Christopher J. Eperjesy		283,926	*
Joseph Ross	(4)	659,942	*
Thomas Rich		363,635	*
Paul M. Jolas		81,160	*
All Directors and Executive Officers as a Group (14 individuals)		10,658,566	4.7%

Five Percent Holders:
Platinum Equity, LLC	(5)	156,743,635	68.9%
* Less than one percent
(1) Includes 2,000,000 shares held by the Frederick M. Ross, Jr. Holding Company, LLC, all 2,000,000 shares of which were pledged as collateral to secure certain personal indebtedness.
(2) Includes 20,000 shares subject to currently exercisable options. On October 17, 2025, Capitol Acquisition Management IV LLC distributed 3,670,279 shares of common stock to its members without consideration on a pro rata basis. As part of this distribution, Mr. Ein acquired 3,553,612 shares of common stock, which Mr. Ein now holds directly.
(3) Includes 120,000 shares of common stock owned by Mr. Heinberg’s spouse.
(4) Includes 282,449 and 1,326 shares of common stock held by the Joseph P. Ross Holding Company, LLC and Joseph P. Ross Revocable Trust, respectively.
(5) Based solely on the Schedule 13D/A filed by Platinum Equity, LLC, PE One Source Holdings, LLC is the record holder of 156,743,635 shares of common stock. Platinum Equity, LLC is the sole member of each Platinum Equity Investment Holdings, LLC ("Platinum Holdings") and Platinum Equity Investment Holdings V Manager, LLC ("PEIH V Manager"). Platinum Holdings is the sole member of Platinum Equity Investment Holdings IC (Cayman), LLC, which is the general partner of Platinum Equity InvestCo, L.P. ("PEIC LP"), which holds all of the outstanding equity in Platinum Equity Investment Holdings V, LLC ("PEIH V"), which holds all of the outstanding equity in Platinum Equity Partners V, LLC, which is the general partner of Platinum Equity Partners V, L.P., which is the general partner of Platinum Equity Capital Partners V, L.P., which holds a majority of the outstanding equity in PE One Source Holdings, LLC. PEIH V Manager is the sole manager of PEIH V, and Platinum InvestCo (Cayman), LLC holds a controlling interest in PEIC LP. Platinum Equity and Tom Gores, together, hold a controlling interest in PIC LLC and may be deemed to beneficially owned the Shares beneficially owned by PIC LLC. Tom Gores is the Chairman and Chief Executive Officer of Platinum Equity. Accordingly, each of the foregoing entities and Mr. Gores may be deemed to beneficially own the shares of common stock held by PE One Source Holdings, LLC. The address for each entity and individual listed in this footnote is 360 North Crescent Drive, South Building, Beverly Hills, California 90210.
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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Amended and Restated Stockholders’ Agreement
On April 1, 2021, a subsidiary of Nesco acquired Custom Truck One Source, L.P. and the Company changed its name to "Custom Truck One Source, Inc."
Nesco, Platinum, Capitol and certain other shareholders and members of Nesco’s management are parties to the Amended and Restated Stockholders’ Agreement, last amended in April 2023, which provides that so long as Platinum meets the Platinum Director Nomination Threshold, Platinum has the right to designate up to seven nominees for the election to the Board, three of whom are required to be independent directors. In addition, while Platinum meets the Platinum Director Nomination Threshold, the Amended and Restated Stockholders’ Agreement does not restrict Platinum from nominating additional directors and soliciting stockholders outside of the Company’s proxy statement, subject to the rights of the other parties to the Amended and Restated Stockholders’ Agreement. Each Platinum designee director who is not an independent director will have the number of votes on the Board in accordance with Article Fifth of the Charter. In addition to the foregoing, so long as Platinum meets the Platinum Ownership Threshold, Platinum also has the right to (i) designate any number of directors described in the first sentence of this paragraph, so long as the total number of votes of all such designees does not exceed the total number of votes constituting a majority of all votes of all directors minus one and (ii) designate up to two additional nominees for election to the Board, each of such designated directors pursuant to (i) or (ii) shall have a number of votes in accordance with Article Fifth of the Charter. If Platinum does not meet the Platinum Ownership Threshold but beneficially owns 4.5% or more of our common stock, the number of designees who are not independent directors that Platinum is entitled to nominate decreases from four to one, and such director’s voting power decreases to one vote. All such rights to designate nominees, including independent directors, shall cease if Platinum fails to beneficially own 4.5% or more of our common stock.
The Amended and Restated Stockholders’ Agreement further provides that: (i) Capitol will have the right to designate one nominee for the election to our Board so long as it (together with its affiliates) beneficially owns at least 50% of the common stock it held as of the closing of the Acquisition; and (ii) the Chief Executive Officer of the Company shall hold a seat on the Board. Except as set forth above with respect to the Platinum designee directors, each director has one vote in any matter submitted to the Board for its consideration.
While Platinum meets the Platinum Ownership Threshold, Platinum, in its capacity as stockholder, will have consent rights over the following actions of the Company or any of its subsidiaries:
–entering into or effecting a change in control;
–entering into agreements providing for the acquisition or divestiture of assets or equity security of any person, with aggregate consideration in excess of $50 million;
–entering into any joint venture or similar business alliance having a fair market value in excess of $50 million;
–initiating any liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding;
–making any material change in the nature of the business;
–effecting share repurchases, except for repurchases pursuant to a repurchase plan or certain repurchases from employees which are approved by the Board;
–declaring dividends or reclassifying equity securities or securities convertible into equity securities;
–incurring indebtedness for borrowed money in an aggregate principal amount in excess of $50 million, other than borrowings under the existing revolving credit facility;
–granting security interests or guaranties other than in the ordinary course;
–terminating or hiring the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer;
–amending our Certificate of Incorporation or Bylaws;
–designating of any class of stock;
–issuing any equity securities or rights to acquire equity securities, other than equity issued pursuant to employee equity plans that shall have been approved by the Board;
–establishing or changing any employee incentive plans;
–changing accounting policies other than required in accordance with GAAP, and any material tax elections;
–hiring or terminating of principal outside counsel or auditor; and
Custom Truck One Source, Inc. 2026 Proxy Statement | 52

–entering into any contracts not specifically listed above involving aggregate payments to or by the Company in excess of $50 million per annum.
Pursuant to the terms of the Amended and Restated Stockholders’ Agreement, certain shares of common stock held by Capitol continue to be designated "Earnout Shares" and such Earnout Shares are subject to restrictions on (i) transfer of such shares and (ii) forfeiture of such shares tied to both time and performance to which the other shares of common stock are not subject.
If, at any time while Platinum beneficially owns 50% or more of the common stock, Platinum receives a bona fide offer from a third party to purchase or otherwise desires to transfer shares of common stock to a third party on arm’s length terms, including shares of common stock owned by Capitol or certain members of management of the Company (the "Drag Shares"), and (i) such sale proposal, if consummated, would result in a change in control of the Company (taking into account all Drag Shares), (ii) such sale proposal does not involve the transfer of Drag Shares to Platinum or an affiliate of Platinum and (iii) in such sale proposal, if consummated, Platinum would receive the same form of consideration as the other stockholders in the Company (a "Required Sale"), then Platinum may deliver a written notice with respect to such sale proposal at least 10 business days prior to the anticipated closing date of such Required Sale to Capitol and the applicable members of the Company’s management requiring them to sell or otherwise transfer their shares of common stock to the proposed transferee.
Any acquisition proposal by Platinum (or an affiliate thereof) or any acquisition in which Platinum does not receive the same form of consideration as the other stockholders of the Company will, in each case, require approval by both a majority of the disinterested directors or a special committee of independent directors.
Platinum and Capitol will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of the shares of common stock held by them, subject to certain conditions set forth therein.
The Company agreed to certain indemnification rights for the benefit of Platinum, Capitol and certain of their representatives and affiliates in connection with their purchase or ownership of Company equity interests or their involvement in litigation in their capacity as a stockholder of the Company (or as a representative or affiliate of any of Platinum or Capitol, as the case may be).
Registration Rights Agreement
In connection with the Acquisition, on April 1, 2021, the Company and certain private investment in public equity investors ("PIPE Investors"), including certain of our then directors and officers including Marshall Heinberg and his immediate family, Georgia Nelson, Fred Ross, Joseph Ross and members of their immediate family, Paul Bader, Mark Ein, Ryan McMonagle, and Thomas Rich entered into a Registration Rights Agreement (the "Registration Rights Agreement"). Pursuant to the terms of the Registration Rights Agreement, among other things, the Company is obligated to file a registration statement to register the resale under the Securities Act of the shares of common stock subscribed for by the PIPE Investors pursuant to the Subscription Agreements.
Indemnification Agreements
The Company has entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require the Company to indemnify the respective director and/or officer under the circumstances and to the extent provided for therein, to the fullest extent permitted by the General Corporation Law of the State of Delaware, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding arising out of the person’s service as a director or officer.
Platinum
In connection with the Acquisition, on April 1, 2021, the Company and Platinum entered into a Corporate Advisory Services Agreement, pursuant to which, among other things, Platinum provides certain transactional and corporate advisory services to the Company, and the Company will pay to Platinum an advisory fee of $5 million per each of the calendar years 2021 through 2023 (pro-rated for calendar year 2021), $2.5 million for calendar year 2024 and $1.25 million per annum for each calendar year thereafter.
The Company also rents and sells equipment to, and purchases inventory and services from, entities in which Platinum has an ownership interest. These amounts totaled $1.5 million for each of revenue and expense for the year ended December 31, 2025.
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ECP
On January 30, 2025, the Company purchased 8,143,635 shares of the Company’s common stock from affiliates of ECP, at a purchase price of $4.00 per share, which represents an approximately 23% discount from the price of $5.19 per share of common stock at the close of trading on January 29, 2025, for an aggregate purchase price of $32.6 million. The transaction was approved by the Board and the Audit Committee.
Fred Ross and Joseph Ross
Fred Ross, Joseph Ross and members of their immediate family own R&M Equipment Rental. CTOS rents and sells equipment and provides services to R&M Equipment Rental. Total revenue for the Company from these transactions with R&M Equipment Rental for the year ended December 31, 2025 was $43.0 million. Accounts receivable from R&M Equipment Rental was $6.4 million as of December 31, 2025.
The Company has purchased products and aircraft charter services, from entities owned by Fred Ross, Joseph Ross and their immediate families. These amounts totaled $0.3 million for the year ended December 31, 2025.
Policies and Procedures for Related Person Transactions
Our Board has adopted a written Related Person Transaction and Procedures policy. Under the policy, our Audit Committee has the primary responsibility for reviewing and approving or disapproving "Related Person Transactions." Our Related Person Transaction and Procedures provides that a "Related Person Transaction" is a material transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant and in which any Related Person had, has or will have a direct or indirect material interest. A transaction involving an amount exceeding $120,000 is presumed to be a "material transaction," though transactions involving lower amounts may be material based on the facts and circumstances. A Related Person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our voting securities, in each case since the beginning of the most recently completed year, any of their immediate family members and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a position of having control or significant influence.
Pursuant to our policy, the Audit Committee shall review the relevant facts and circumstances of each Related Person Transaction (other than certain pre-approved transactions) and either approve or disapprove the Related Person Transaction. Such review shall include if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the extent of the Related Person’s interest in the transaction, and shall also take into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Ethics and Conduct. Any Related Person Transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in our Related Person Transaction and Procedures. Management shall present to the Audit committee each proposed Related Person Transaction, including all relevant facts and circumstances relating thereto, and shall update the Audit Committee as to any material changes to any approved or ratified Related Person Transaction and shall provide a status report of all then current Related Person Transactions at least quarterly at a regularly scheduled meeting of the Audit Committee or as needed.
Certain related person transactions described above were not required to be approved in accordance with our current Related Person Transaction and Procedures because they were entered into prior to or in connection with the consummation of the Acquisition, at which time our current Related Person Transaction and Procedures became effective.
Family Relationships
In 2025, there were no family relationships between any of the Company’s executive officers and directors, except that Fred Ross, our Founder and a director, has siblings, children and indirect family members who work for the Company, including Joseph Ross, his brother, who is an executive officer.
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OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock (collectively, the "Reporting Persons"), file reports of ownership and changes of ownership with the SEC. Such Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely upon a review of Section 16(a) filings on EDGAR and written representations from the Reporting Persons, we believe that during the fiscal year ended December 31, 2025 and December 31, 2024, all Section 16(a) filing requirements were satisfied on a timely basis with the following exception: (i) Mark Ein filed a late Form 4 on August 5, 2024, reporting the forfeiture for no consideration of the Sponsor Earnout Shares pursuant to the terms of our Amended and Restated Stockholders’ Agreement on July 31, 2024; and (ii) each of Christopher J. Eperjesy, Ryan McMonagle, Fred Ross, R. Todd Barrett, Joseph Ross, Thomas Rich, James Carlsen, and Paul M. Jolas filed a late Form 4 on March 26, 2024, reporting the satisfaction of the performance vesting condition with respect to certain performance stock unit awards on February 27, 2024.
2025 Annual Report on Form 10-K and SEC Filings
Our financial statements for the year ended December 31, 2025 are included in our Annual Report on Form 10-K for the year ended December 31, 2025, which is posted on our website at https://investors.customtruck.com and is available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report on Form 10-K (excluding exhibits) without charge by sending a written request to Investor Relations, Custom Truck One Source, Inc., 7701 Independence Avenue, Kansas City, Missouri 64125. We will provide any exhibit upon payment of a specified reasonable fee. The annual report is not soliciting material and is not incorporated into this document by reference.
*    *    *
The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.
It is important that your shares are represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by Internet or by phone as instructed on the enclosed Notice of Internet Availability of Proxy Materials or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
Kansas City, Missouri
April 28, 2026

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ANNEX A
Non-GAAP Financial Information for Compensation Discussion and Analysis
The following table provides a reconciliation of net income (loss) to Adjusted EBITDA for the years ended December 31, 2025, 2024 and 2023. As previously noted, Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable operating measure prescribed by GAAP.

	Year Ended December 31,
(in $000s)	2025	2024	2023
Net income (loss)	$(31,052)	$(28,655)	$50,712
Interest expense	104,882	105,895	94,694
Income tax expense (benefit)	2,922	(532)	7,364
Depreciation and amortization	264,998	235,807	218,993
EBITDA	341,750	312,515	371,763
Adjustments:
Non-cash purchase accounting impact (1)	15,469	16,833	19,742
Transaction and other costs (2)	16,639	17,915	14,143
Sales-type lease adjustment (3)	1,229	4,559	10,458
Gain on sale leaseback transaction (4)	—	(23,497)	—
Share-based payments (5)	8,471	11,859	13,309
Change in fair value of warrants (6)	—	(527)	(2,485)
Adjusted EBITDA	$383,558	$339,657	$426,930
(1) Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our ABL Credit Agreement and Indenture.
(2) Represents transaction and other costs related to acquisitions of businesses; costs associated with closed operations; costs associated with restructuring and business optimization activities (inclusive of systems establishment costs); employee retention and/or severance costs; costs related to start-up/preopenings and openings of locations; reconfiguration or consolidation of facilities or equipment conversion costs. These adjustments are presented as adjustments to net income (loss) pursuant to our ABL Credit Agreement and Indenture.
(3) Represents the impact of sales-type lease accounting for certain leases containing rental purchase options, as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. The adjustments are made pursuant to our ABL Credit Agreement and Indenture.
(4) During Q4 2024, the Company closed on a sale leaseback transaction with an unrelated third party. The Company sold 8 properties with a combined net book value of $29.0 million for gross proceeds of $53.8 million, which was reduced by transaction costs and other fees of $1.3 million, for net cash proceeds of approximately $52.5 million. Additionally, $3.2 million from the proceeds were used to repay a note payable. The Company recognized a gain of $23.5 million on this transaction.
(5) Represents non-cash share-based compensation expense associated with the issuance of stock options and restricted stock units.
(6) Represents the charge to earnings for the change in fair value of the liability for warrants. On July 31, 2024, all of the Company’s stock purchase warrants expired and unexercised.

The following table provides a reconciliation of net cash flow from operating activities to Unlevered Free Cash Flow for the years ended December 31, 2025, 2024 and 2023. As previously noted, Unlevered Free Cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for net income or cash flow from operating activities or any other comparable operating measure prescribed by GAAP.
Custom Truck One Source, Inc. 2026 Proxy Statement | 56

	Year Ended December 31,
(in $000s)	2025	2024	2023
Net cash flow from operating activities	$310,112	$121,985	$(30,883)
Add: Acquisition of inventory through floor plan payables - non-trade	482,336	605,728	789,199
Add: Interest expense (non-floor plan)	104,882	105,895	94,694
Less: Repayment of floor plan payables - non-trade	(586,958)	(544,011)	(673,622)
Adjusted net cash flow from operating activities	$310,372	$289,597	$179,388
Net cash flow for investing activities	$(282,463)	$(187,485)	$(176,598)
Less: Acquisition of business, net of cash acquired	—	6,015	—
Adjusted net cash flow from investing activities	$(282,463)	$(181,470)	$(176,598)
Unlevered Free Cash Flow	$27,909	$108,127	$2,790
Custom Truck One Source, Inc. 2026 Proxy Statement | 57

PROXY CARD

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM EDT on June 10, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CTOS2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM EDT on June 10, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V92756-P48491

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CUSTOM TRUCK ONE SOURCE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect each of the three Class A directors to serve until the 2029 annual meeting of stockholders and until his or her successor is duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Paul Bader
02) Mark D. Ein
03) David Glatt

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the company's independent registered public accounting firm for its fiscal year ending December 31, 2026.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Custom Truck One Source, Inc. 2026 Proxy Statement | 58

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V92757-P48491

CUSTOM TRUCK ONE SOURCE, INC.
Annual Meeting of Stockholders
June 11, 2026 9:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ryan McMonagle and Paul Jolas, or either of them, as proxies, each with the full power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CUSTOM TRUCK ONE SOURCE, INC. that the stockholder(s) is/are entitled to vote at the 2026 Annual Meeting of Stockholders to be held at 9:00 AM EDT on June 11, 2026, virtually via a live webcast at www.virtualshareholdermeeting.com/CTOS2026, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSAL 2. ANY ADDITIONAL BUSINESS AS MAY PROPERLY COME BEFORE THE 2026 ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON VOTING THE PROXY. YOU MAY REVOKE THIS PROXY AT ANY TIME UNTIL 11:59 PM EDT, JUNE 10, 2026, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING (ALTHOUGH ATTENDANCE BY ITSELF WILL NOT REVOKE A PROXY).

Continued and to be signed on reverse side

Custom Truck One Source, Inc. 2026 Proxy Statement | 59